      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 9, 2004.
                   AN EXHIBIT LIST CAN BE FOUND ON PAGE II-3.
                          REGISTRATION NO. 333-_______

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              OXFORD VENTURES, INC.
             (Exact Name of Registrant as Specified in its Charter)

        NEVADA                       9995                       41-2118656
        ------                       ----                       ----------
(State of Incorporation)       (Primary Standard               (IRS Employer
                              Industrial Code No.)          Identification No.)

                         4655 East Ivy Street, Suite 101
                               Mesa, Arizona 85205
                                 (480) 924-4123
          (Address and telephone number of principal executive offices)

                          Daniel K. Leonard, President
                              Oxford Ventures, Inc.
                         4655 East Ivy Street, Suite 101
                               Mesa, Arizona 85205
                                 (480) 924-4123
            (Name, address and telephone number of agent for service)

                                   Copies to:
                             Gregory Sichenzia, Esq.
                       Sichenzia Ross Friedman Ference LLP
                    1065 Avenue of the Americas, 21st Floor.
                            New York, New York 10018
                                 (212) 930-9700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                                                  CALCULATION OF REGISTRATION FEE
======================================================= ================= ==================== ===================== ==============
                                                                           PROPOSED MAXIMUM      PROPOSED MAXIMUM      AMOUNT OF
          TITLE OF EACH CLASS OF SECURITIES               AMOUNT TO BE    OFFERING PRICE PER    AGGREGATE OFFERING   REGISTRATION
                   TO BE REGISTERED                        REGISTERED         SECURITY(1)             PRICE               FEE
------------------------------------------------------- ----------------- -------------------- --------------------- --------------
Common Stock, $.001 par value (2)                         192,799,427            $0.045            $8,675,974.22         $1,099.25
Common Stock, $.001 par value (3)                          52,083,333            $0.045            $2,343,749.99           $296.95
Common Stock, $.001 par value (4)                           6,896,552            $0.045              $310,344.84            $39.32
Common Stock, $.001 par value (5)                             202,840            $0.045                $9,127.80             $1.16
------------------------------------------------------- ----------------- -------------------- --------------------- --------------
Total                                                     251,982,152            $0.045           $11,339,196.85         $1,436.68
======================================================= ================= ==================== ===================== ==============

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on June 1, 2004, which was $0.045 per share.
(2)      Represents shares underlying Standby Equity Distribution Agreement.
(3) Represents shares underlying convertible debenture. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of the debentures, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416. The number of shares of common stock registered hereunder represents a good faith estimate by us of the number of shares of common stock issuable upon conversion of the debentures. For purposes of estimating the number of shares of common stock to be included in this registration statement, we calculated a good faith estimate of the number of shares of our common stock that we believe will be issuable upon conversion of the debentures to account for market fluctuations. Should the conversion ratio result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary. In addition, should a decrease in the exercise price as a result of an issuance or sale of shares below the then current market price, result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.
(4) Represents shares of common stock issued to Cornell Capital Partners, L.P. upon execution of the Standby Equity Distribution Agreement.
(5) Represents shares of common stock issued as a fee to Newbridge Securities Corporation for acting as exclusive placement agent under the Standby Equity Distribution Agreement.

         The registrant amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

        PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED JUNE 9, 2004

                              OXFORD VENTURES, INC.
                              251,982,152 SHARES OF
                                  COMMON STOCK

         This prospectus relates to the resale by the selling stockholders of up to 251,982,152 shares of our common stock. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering.

         We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the sale of common stock under our Standby Equity Distribution Agreement with Cornell Capital Partners, L.P. We have agreed to pay Cornell Capital Partners, L.P. 5% of the proceeds that we receive under the Standby Equity Distribution Agreement. All costs associated with this registration will be borne by us.

         Our common stock is currently traded on the Over-The-Counter Bulletin Board under the symbol OXFV.

            Investing in our common stock involves substantial risks.
                    See "Risk Factors," beginning on page 2.

         Cornell Capital Partners, L.P. is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Standby Equity Distribution Agreement.

         With the exception of Cornell Capital Partners, L.P., which is an "underwriter" within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The information in this Prospectus is not complete and may be changed. This Prospectus is included in the Registration Statement that was filed by Oxford Ventures, Inc. with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                               PROSPECTUS SUMMARY

         The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "RISK FACTORS" section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms "Oxford Ventures," the "Company," "we," "us," and "our" refer to Oxford Ventures, Inc.

                              OXFORD VENTURES, INC.

         On December 5, 2003, we purchased the assets and ongoing business of Xtreme Games, an unincorporated proprietorship, and began to carry on the business of developing and marketing racecar simulators. Xtreme Games' flagship product is a technologically advanced, full-size racecar simulator. In support of the racecar simulator, we intend to develop a strong differentiated brand by implementing a video game racing league nationwide, culminating in a national driving championship.

         Our principal executive offices are located at 4655 East Ivy Street, Suite 101, Mesa, Arizona 85205. Our phone number is (480) 924-4123. We are a Nevada corporation.

                                  THE OFFERING

Common stock offered by
selling stockholders............... Up to 251,982,152 shares, based on current market prices and assuming full conversion of the convertible debentures. This number represents approximately 170% of our current outstanding stock and includes 192,799,427 shares of common stock to be issued under the Standby Equity Distribution Agreement and up to 52,083,333 shares of common stock underlying convertible debentures. Assuming the conversion of $500,000 of debentures on June 1, 2004, and a conversion price of $.036 per share, the number of shares issuable upon conversion of the convertible debenture would be 13,888,889. Further, in the event that we draw down $500,000 under the Standby Equity Distribution, which is the maximum permitted advance of $500,000 within a seven day period, we would be required to issue 11,111,111 shares of common stock on June 1, 2004 based on a conversion price of $.045.

Common stock to be outstanding
after the offering................. Up to 400,000,000 shares.*

Use of proceeds.................... We will not receive any proceeds from the sale of the common stock hereunder. We will receive proceeds from the sale of our common stock pursuant to the Standby Equity Distribution Agreement. See "Use of Proceeds" for a complete description.

OTCBB Symbol....................... OXFV

*The above information regarding common stock to be outstanding after the offering is based on 148,017,848 shares of common stock outstanding as of May 21, 2004.

STANDBY EQUITY DISTRIBUTION AGREEMENT

         On May 18, 2004, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, L.P. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $10,000,000. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay 100% of the lowest volume weighted average price of the common stock during the five consecutive trading days immediately following the notice date. We are registering in this offering 192,799,427 shares of common stock to be issued under the Standby Equity Distribution Agreement. Cornell Capital Partners is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. Cornell Capital Partners will retain 5% of each advance under the Standby Equity Distribution Agreement. In addition, we engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. For its services, Newbridge Securities Corporation received 202,840 shares of our common stock.

CONVERTIBLE DEBENTURES

         On May 18, 2003, we entered into a Securities Purchase Agreement whereby we issued $500,000 in convertible debentures to Cornell Capital Partners, L.P. The debentures bear interest at 5%, mature three years from the date of issuance, and are convertible into our common stock, at the holder's option, at the lower of: (i) $.0592; or (ii) eighty percent (80%) of the lowest volume weighted average price of the common stock for the five (5) trading days immediately preceding the conversion date. We are registering in this offering 52,083,333 shares of common stock underlying the debentures.

                           FORWARD-LOOKING STATEMENTS

         Information in this prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by the use of words such as "believes," "estimates," "could," "possibly," "probably," "anticipates," "projects," "expects," "may," "will," or "should" or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to those forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results anticipated by those forward-looking statements. Among the key factors that have a direct bearing on our results of operations are the effects of various governmental regulations, the fluctuation of our direct costs and the costs and effectiveness of our operating strategy.

                                  RISK FACTORS

         Any investment in our shares of common stock involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information contained in this prospectus before you decide to buy our common stock. If any of the following risks actually occur, our business, results of operations, and financial condition would likely suffer. In such circumstances, the market price of our common stock could decline, and you may lose all or a part of the money you paid to buy our common stock.

         We provide the following cautionary discussion of risks, uncertainties and possible inaccurate assumptions relevant to our business and our products. These are factors that we think could cause our actual results to differ materially from expected results.

RISKS RELATED TO OUR BUSINESS:
------------------------------

WE ARE A DEVELOPMENT STAGE COMPANY WITH LOSSES SINCE OUR FORMATION AND EXPECT TO INCUR NET LOSSES FOR THE FORESEEABLE FUTURE. WE HAVE NO OPERATING HISTORY UPON WHICH AN EVALUATION OF OUR PROSPECTS CAN BE MADE. FOR THAT REASON, IT WOULD BE DIFFICULT FOR A POTENTIAL INVESTOR TO JUDGE OUR PROSPECTS FOR SUCCESS.

         Although we were organized in 1987, we have had no operations since our inception from which to evaluate our business and prospects. We have had no revenue. There can be no assurance that our future proposed operations will be implemented successfully or that we will ever have profits. If we are unable to sustain our operations, you may lose your entire investment. We face all the risks inherent in a new business, including the expenses, difficulties, complications and delays frequently encountered in connection with the formation and commencement of operations, including operational difficulties and capital requirements and management's potential underestimation of initial and ongoing costs. In evaluating our business and prospects, these difficulties should be considered.

OUR SUCCESS DEPENDS ON ATTRACTING AND RETAINING HIGHLY SKILLED AND QUALIFIED TECHNICAL AND CONSULTING PERSONNEL.

         We must hire highly skilled technical personnel as employees and as independent contractors in order to develop our product. The competition for skilled technical employees is intense and we may not be able to retain or recruit such personnel. We must compete with companies that possess greater financial and other resources than we do, and that may be more attractive potential employees and contractors. To be competitive, we may have to increase the compensation, bonuses, stock options and other fringe benefits offered to employees in order to attract and retain such personnel. The costs of retaining or attracting new personnel may have a materially adverse affect on our business and our operating results. In addition, difficulties in hiring and retaining technical personnel could delay the implementation of our business plan.

OUR SUCCESS DEPENDS IN A LARGE PART ON THE CONTINUING SERVICE OF KEY PERSONNEL.

         Changes in management could have an adverse effect on our business. We are dependent upon the active participation of several key management personnel, including Daniel K. Leonard, our president, chief executive officer and chief financial officer. This is especially an issue for us since our staffing is small. The failure to retain our current management or personnel could have a material and adverse effect on our operating results and financial performance.

OUR PROFITABILITY AND OUR ABILITY TO CONTINUE OPERATIONS IS SUBSTANTIALLY DEPENDENT ON THE SUCCESS OF OUR RACECAR SIMULATOR.

         We are dependent upon our racecar simulator for substantially all of our anticipated revenues. Since we acquired the assets and ongoing business of Xtreme Games on December 5, 2003, our sole business is comprised of developing and marketing a full-size racecar simulator. We expect to derive substantially all of our revenues from developing, marketing and distributing the racecar simulator. Accordingly, if we are unable to successfully market our racecar simulator and cannot establish a user base for our simulator, our business could be materially and adversely affected. Further, our failure to make improvements, updates or enhancements to our racecar simulator could materially and adversely affect our business, financial condition and results of operations.

IF WE DO NOT SUCCESSFULLY INCREASE AWARENESS OF OUR RACECAR SIMULATOR, OUR ABILITY TO REACH NEW CUSTOMERS WILL BE LIMITED.

         Our future success depends, in part, on our ability to increase awareness of our racecar simulator. To do so, we must succeed in our marketing efforts and provide a high-quality experience for users of our product. If our marketing efforts are unsuccessful, or if we cannot increase our brand awareness, then we may not be able to attract new customers and our business could be materially and adversely affected.

RAPID TECHNOLOGICAL CHANGE MAY LIMIT OUR ABILITY TO RECOVER RESEARCH AND DEVELOPMENT COSTS.

         The video and arcade entertainment industry is subject to rapid technological change. We need to anticipate the emergence of new technologies and games and assess their market acceptance. New technologies in game operations could render our racecar simulator obsolete or unattractive to users, thereby limiting our ability to recover research and development costs and potentially adversely affecting our future profitability and growth prospects.

UNDETECTED PROGRAMMING ERRORS OR DEFECTS IN OUR RACECAR SIMULATOR COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

         Our racecar simulator may contain undetected programming errors or other defects. The occurrence of undetected errors or defects in our racecar simulator could disrupt our operations, damage our reputation and detract from the experience of our users. As a result, such errors or defects could materially and adversely affect our business, financial condition and results of operations.

OUR INABILITY TO SUCCESSFULLY MARKET AND IMPLEMENT OUR PRICING STRATEGY MAY MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS.

         Our main pricing strategy for our racecar simulator contemplates implementing league play, or team competition that leads to a championship. If we are not successful at developing interest in league play, our pricing strategy will be directly affected and this may materially and adversely affect our business.

OUR BUSINESS MAY EXPOSE US TO PRODUCT LIABILITY CLAIMS.

         Our business may expose us to product liability claims. Although no such claims have been brought against us to date, and to our knowledge no such claim is threatened or likely, we may face liability to product users for damages resulting from the faulty design or manufacture of our product. While we plan to maintain product liability insurance coverage, there can be no assurance that product liability claims will not exceed coverage limits, fall outside the scope of such coverage, or that such insurance will continue to be available at commercially reasonable rates, if at all.

RISKS RELATING TO OUR CURRENT STANDBY EQUITY DISTRIBUTION AGREEMENT:
--------------------------------------------------------------------

THERE ARE A LARGE NUMBER OF SHARES UNDERLYING OUR STANDBY EQUITY DISTRIBUTION AGREEMENT THAT ARE BEING REGISTERED IN THIS PROSPECTUS AND THE SALE OF THESE SHARES MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

         The issuance and sale of shares upon delivery of an advance by Cornell Capital Partners pursuant to the Standby Equity Distribution Agreement in the amount up to $10,000,000 is likely to result in substantial dilution to the interests of other stockholders. There is no upper limit on the number of shares that we may be required to issue. This will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock and may result in a change of control of our Company.

THE CONTINUOUSLY ADJUSTABLE PRICE FEATURE OF OUR STANDBY EQUITY DISTRIBUTION AGREEMENT COULD REQUIRE US TO ISSUE A SUBSTANTIALLY GREATER NUMBER OF SHARES, WHICH WILL CAUSE DILUTION TO OUR EXISTING STOCKHOLDERS.

         Our obligation to issue shares upon receipt of an advance pursuant to the Standby Equity Distribution Agreement is essentially limitless. The following is an example of the amount of shares of our common stock issuable in connection with an advance of $500,000 under the Standby Equity Distribution Agreement, based on market prices 25%, 50% and 75% below the closing bid price as of June 1, 2004 of $0.05:

         % Below       Price Per         Price Per
           market        Share         Shares Issuable      Percentage of Stock*
       ------------ ---------------- --------------------- ---------------------

           25%           $.0375           13,333,333             9.01%
           50%           $.025            20,000,000            13.51%
           75%           $.0125           40,000,000            27.02%

           *Based upon 148,017,848 shares of common stock outstanding.

         As illustrated, the number of shares of common stock issuable in connection with an advance under the Standby Equity Distribution Agreement will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.

THE SALE OF OUR STOCK UNDER OUR STANDBY EQUITY DISTRIBUTION AGREEMENT COULD ENCOURAGE SHORT SALES BY THIRD PARTIES, WHICH COULD CONTRIBUTE TO THE FUTURE DECLINE OF OUR STOCK PRICE AND MATERIALLY DILUTE EXISTING STOCKHOLDERS' EQUITY AND VOTING RIGHTS.

         In many circumstances the provision of a Standby Equity Distribution Agreement for companies that are traded on the Over-The-Counter Bulletin Board has the potential to cause significant downward pressure on the price of common stock. This is particularly the case if the shares being placed into the market exceed the market's ability to absorb the increased stock or if we have not performed in such a manner to show that the equity funds raised will be used to grow our Company. Such an event could place further downward pressure on the price of our common stock. Under the terms of our Standby Equity Distribution Agreement we may request numerous drawdowns. Even if we use the Standby Equity Distribution Agreement to grow our revenues and profits or invest in assets which are materially beneficial to us, the opportunity exists for short sellers and others to contribute to the future decline of our stock price. If there are significant short sales of our stock, the price decline that would result from this activity will cause the share price to decline more so, which, in turn, may cause long holders of the stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for the stock, the stock price will decline. If this occurs, the number of shares of our common stock that is issuable pursuant to the Standby Equity Distribution Agreement will increase, which will materially dilute existing stockholders' equity and voting rights.

THE PRICE YOU PAY IN THIS OFFERING WILL FLUCTUATE AND MAY BE HIGHER THAN THE PRICES PAID BY OTHER PEOPLE PARTICIPATING IN THIS OFFERING.

         The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher than the prices paid by other people participating in this offering.

WE MAY NOT BE ABLE TO ACCESS SUFFICIENT FUNDS UNDER THE STANDBY EQUITY DISTRIBUTION AGREEMENT WHEN NEEDED

         We are to some extent dependent on external financing to fund our operations. Our financing needs are expected to be substantially provided from the Standby Equity Distribution Agreement. No assurances can be given that such financing will be available in sufficient amounts or at all when needed, in part, because we are limited to a maximum draw down of $500,000 per advance.

RISKS RELATING TO OUR CURRENT CONVERTIBLE DEBENTURE FINANCING AGREEMENT:
------------------------------------------------------------------------

THERE ARE A LARGE NUMBER OF SHARES UNDERLYING OUR CONVERTIBLE DEBENTURES, AND WARRANTS THAT MAY BE AVAILABLE FOR FUTURE SALE AND THE SALE OF THESE SHARES MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK

         As of May 21, 2004, we had 148,017,848 shares of common stock issued and outstanding. The number of shares of common stock issuable upon conversion of the outstanding convertible debentures and the sale of shares pursuant to our Standby Equity Distribution Agreement may increase if the market price of our stock declines. All of the shares, including all of the shares issuable upon conversion of the debentures and upon sale pursuant to the Standby Equity Distribution Agreement, may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

THE CONTINUOUSLY ADJUSTABLE CONVERSION PRICE FEATURE OF OUR CONVERTIBLE DEBENTURES COULD REQUIRE US TO ISSUE A SUBSTANTIALLY GREATER NUMBER OF SHARES, WHICH WILL CAUSE DILUTION TO OUR EXISTING STOCKHOLDERS.

         Our obligation to issue shares upon conversion of our $500,000 principal amount convertible debentures is essentially limitless. The following is an example of the amount of shares of our common stock that are issuable upon conversion of our convertible debentures (excluding accrued interest), based on market prices 25%, 50% and 75% below the closing bid price as of June 1, 2004 of $0.05:

        % Below             Price Per     With Discount       Number of Shares
          market             Share           of 20%              Issuable             Percentage of Stock*
     ------------------ ---------------- ----------------- ------------------------ ---------------------------
       25%                $.0375           $.03              16,666,667               11.26%
       50%                $.025            $.02              25,000,000               16.89%
       75%                $.0125           $.01              50,000,000               33.78%
              *Based upon 148,017,848 shares of common stock outstanding.

         As illustrated, the number of shares of common stock issuable upon conversion of our convertible debentures will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.

THE CONTINUOUSLY ADJUSTABLE CONVERSION PRICE FEATURE OF OUR CONVERTIBLE DEBENTURES MAY ENCOURAGE INVESTORS TO MAKE SHORT SALES IN OUR COMMON STOCK, WHICH COULD HAVE A DEPRESSIVE EFFECT ON THE PRICE OF OUR COMMON STOCK.

         The convertible debentures are convertible into shares of our common stock at a 20% discount to the trading price of the common stock prior to the conversion. The significant downward pressure on the price of the common stock as the selling stockholder converts and sells material amounts of common stock could encourage short sales by investors. This could place further downward pressure on the price of the common stock. The selling stockholder could sell common stock into the market in anticipation of covering the short sale by converting its securities, which could cause further downward pressure on the stock price. In addition, not only the sale of shares issued upon conversion of debentures or exercise of warrants, but also the mere perception that these sales could occur, may adversely affect the market price of the common stock.

THE ISSUANCE OF SHARES UPON CONVERSION OF THE CONVERTIBLE DEBENTURES MAY CAUSE IMMEDIATE AND SUBSTANTIAL DILUTION TO OUR EXISTING STOCKHOLDERS.

         The issuance of shares upon conversion of the convertible debentures and exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholders may ultimately convert and sell the full amount issuable on conversion. There is no upper limit on the number of shares that may be issued which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

IN THE EVENT THAT OUR STOCK PRICE DECLINES, THE SHARES OF COMMON STOCK ALLOCATED FOR CONVERSION OF THE CONVERTIBLE DEBENTURES AND REGISTERED PURSUANT TO THIS PROSPECTUS MAY NOT BE ADEQUATE AND WE MAY BE REQUIRED TO FILE A SUBSEQUENT REGISTRATION STATEMENT COVERING ADDITIONAL SHARES. IF THE SHARES WE HAVE ALLOCATED AND ARE REGISTERING HEREWITH ARE NOT ADEQUATE AND WE ARE REQUIRED TO FILE AN ADDITIONAL REGISTRATION STATEMENT, WE MAY INCUR SUBSTANTIAL COSTS IN CONNECTION THEREWITH.

         Based on our current market price and the potential decrease in our market price as a result of the issuance of shares upon conversion of the convertible debentures, we have made a good faith estimate as to the amount of shares of common stock that we are required to register and allocate for conversion of the convertible debentures. Accordingly, we have allocated and registered 52,083,333 shares to cover the conversion of the convertible debentures. In the event that our stock price decreases, the shares of common stock we have allocated for conversion of the convertible debentures and are registering hereunder may not be adequate. If the shares we have allocated to the registration statement are not adequate and we are required to file an additional registration statement, we may incur substantial costs in connection with the preparation and filing of such registration statement.

IF WE ARE REQUIRED FOR ANY REASON TO REPAY OUR OUTSTANDING CONVERTIBLE DEBENTURES, WE WOULD BE REQUIRED TO DEPLETE OUR WORKING CAPITAL, IF AVAILABLE, OR RAISE ADDITIONAL FUNDS. OUR FAILURE TO REPAY THE CONVERTIBLE DEBENTURES, IF REQUIRED, COULD RESULT IN LEGAL ACTION AGAINST US, WHICH COULD REQUIRE THE SALE OF SUBSTANTIALLY ALL OF OUR ASSETS.

         In May 2004, we entered into a Securities Purchase Agreement for the sale of an aggregate of $500,000 principal amount of convertible debentures to Cornell Capital Partners, L.P. The convertible debentures are due and payable, with 5% interest, three years from the date of issuance, unless sooner converted into shares of our common stock. Any event of default such as our failure to repay the principal or interest when due, our failure to issue shares of common stock upon conversion by the holder, our failure to timely file a registration statement or have such registration statement declared effective, breach of any covenant, representation or warranty in the Securities Purchase Agreement or related convertible debenture, the commencement of a bankruptcy, insolvency, reorganization or liquidation proceeding against our Company and the delisting of our common stock could require the early repayment of the convertible debentures if the default is not cured with the specified grace period. We anticipate that the full amount of the convertible debentures, together with accrued interest, will be converted into shares of our common stock, in accordance with the terms of the convertible debentures. If we are required to repay the convertible debentures, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the debentures when required, the debenture holders could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations.

RISKS RELATED TO OUR COMMON STOCK:
----------------------------------

SHARES ELIGIBLE FOR FUTURE SALE MAY ADVERSELY AFFECT THE MARKET.

         As of May 21, 2004, we had 148,017,848 shares of our common stock issued and outstanding of which we believe 115,719,745 shares to be restricted shares. Rule 144 provides, in essence, that a person holding "restricted securities" for a period of one year may sell only an amount every three months equal to the greater of (a) one percent of a company's issued and outstanding shares, or (b) the average weekly volume of sales during the four calendar weeks preceding the sale. The amount of "restricted securities" which a person who is not an affiliate of our Company may sell is not so limited, since non-affiliates may sell without volume limitation their shares held for two years if there is adequate current public information available concerning our Company. In such an event, "restricted securities" would be eligible for sale to the public at an earlier date. The sale in the public market of such shares of common stock may adversely affect prevailing market prices of our common stock.

THE LIMITED MARKET FOR OUR SHARES WILL MAKE OUR PRICE MORE VOLATILE; THEREFORE YOU MAY HAVE DIFFICULTY SELLING OUR COMMON STOCK.

         The market for our common stock is limited and we cannot assure you that a larger market will ever be developed or maintained. Currently, our common stock is traded on the Over-The-Counter Bulletin Board. Market fluctuations and volatility, as well as general economic, market and political conditions, could reduce our market price. As a result, this may make it difficult or impossible for you to sell our common stock.

OUR COMMON STOCK IS SUBJECT TO THE "PENNY STOCK" RULES OF THE SEC AND THE TRADING MARKET IN OUR SECURITIES IS LIMITED, WHICH MAKES TRANSACTIONS IN OUR STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR STOCK.

         The Securities and Exchange Commission has adopted Rule 3a51-1 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, Rule 15g-9 require:

         o that a broker or dealer approve a person's account for transactions in penny stocks; and
         o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased

         In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

         o obtain financial information and investment experience objectives of the person; and
         o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

        The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

         o sets forth the basis on which the broker or dealer made the suitability determination; and
         o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

         Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

         Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                                 USE OF PROCEEDS

         This prospectus relates to shares of our common stock that may be offered and sold from time to time by Cornell Capital Partners, L.P. We will receive proceeds from the sale of shares of our common stock to Cornell Capital Partners, L.P. under the Standby Equity Distribution Agreement. The purchase price of the shares purchased under the Standby Equity Distribution Agreement will be equal to 100% of the lowest volume weighted average price of the common stock for the five consecutive trading days immediately following the notice to advance funds date. We have agreed to pay Cornell Capital Partners, L.P. 5% of the proceeds that we receive under the Standby Equity Distribution Agreement. We cannot draw more than $500,000 per advance.

         For illustrative purposes, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the Standby Equity Distribution Agreement. Although we are able to draw down the full $10,000,000 pursuant to the Standby Equity Distribution Agreement, we anticipate only needing to draw down between $5,000,000 and $7,000,000. The table assumes estimated offering expenses of $45,000, plus the 5% fee to be paid to Cornell Capital Partners, L.P.


GROSS PROCEEDS                                      $5,000,000             $7,000,000         $10,000,000

NET PROCEEDS (AFTER OFFERING
EXPENSES AND 5% FEE)                                $4,705,000             $6,605,000          $9,455,000

USE OF PROCEEDS:                                        AMOUNT                 AMOUNT              AMOUNT

Repayment of Notes and Loans to Affiliated
Parties                                               $890,000               $890,000            $890,000

Sales & Marketing                                     $260,000               $260,000            $260,000

Administrative Expenses, Including Salaries           $350,000               $400,000            $500,000

General Working Capital                             $3,205,000             $5,055,000          $7,805,000

TOTAL                                               $4,705,000             $6,605,000          $9,455,000


                              SELLING STOCKHOLDERS

         The following table presents information regarding the selling stockholders, including Cornell Capital Partners, L.P. and Newbridge Securities Corporation. A description of each selling stockholder's relationship to our Company and how each selling stockholder acquired the shares to be sold in this offering is detailed in the information immediately following this table.

                                                                         SHARES TO BE ACQUIRED UNDER
                                                                         STANDBY EQUITY DISTRIBUTION
                                           SHARES BENEFICIALLY OWNED         AGREEMENT/ CONVERTIBLE     SHARES BENEFICIALLY OWNED
                                             PRIOR TO THE OFFERING                DEBENTURE               AFTER THE OFFERING (2)
                                          ----------------------------    -------------------------    ---------------------------

                 NAME                        NUMBER        PERCENT (1)      NUMBER      PERCENT (1)        NUMBER        PERCENT
----------------------------------        --------------  ------------    ------------ ------------    ------------  -------------
Cornell Capital Partners, L.P.            16,280,556 (3)       9.9%       244,204,374        62.23%          0             0%
101 Hudson Street, Suite 3606
Jersey City, NJ 07302

Newbridge Securities Corporation             202,840            *                   0           0%           0             0%
1451 Cypress Creek Road, Suite 204
Fort Lauderdale, FL 33309

TOTAL                                     16,502,778         10.03%      244,204,374        62.23%           0             0%


         * Less than 1%.
         (1) Applicable percentage ownership is based on 148,017,848 shares of common stock outstanding as of May 21, 2004, together with securities exercisable or convertible into shares of common stock within 60 days of May 21, 2004 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of May 21, 2004 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
         (2) Assumes that all securities registered will be sold and that all shares of common stock underlying the convertible debentures and the Standby Equity Distribution Agreement will be issued.
         (3) Represents 6,896,552 shares issued to Cornell Capital Partners, L.P. upon execution of the Standby Equity Distribution Agreement and 9,384,004 shares issuable upon conversion of a convertible debenture in the amount of $500,000 up to the maximum permitted ownership under the Standby Equity Distribution Agreement of 9.9% of our outstanding common stock.

         The following information contains a description of each selling stockholder's relationship to us and how each selling stockholder acquired the shares to be sold in this offering is detailed below. None of the selling stockholders have held a position or office, or had any other material relationship, with our Company:

         CORNELL CAPITAL PARTNERS, L.P. is the investor under the Standby Equity Distribution Agreement and a holder of convertible debentures. All investment decisions of Cornell Capital Partners are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of Yorkville Advisors. Mr. Angelo does not have voting control over the shares beneficially owned by Cornell Capital Partners. Cornell Capital Partners acquired all shares being registered in this offering in financing transactions with us. Those transactions are explained below:

         STANDBY EQUITY DISTRIBUTION AGREEMENT. On May 18, 2004, we entered into an Standby Equity Distribution Agreement with Cornell Capital Partners, L.P. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $10,000,000. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay us 100% of the lowest volume weighted average price of the common stock during the five consecutive trading days immediately following the notice date. Further, we have agreed to pay Cornell Capital Partners, L.P. 5% of the proceeds that we receive under the Standby Equity Distribution Agreement. We are registering in this offering 192,799,427 shares of common stock to be issued under the Standby Equity Distribution Agreement.

         SECURED CONVERTIBLE DEBENTURES. To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with Cornell Capital Partners on May 18, 2004 for the sale of $500,000 in convertible debentures. The debentures issued pursuant to the May 2004 Securities Purchase Agreement bear interest at 5%, mature three years from the date of issuance, and are convertible into our common stock, at the holder's option, at the lower of the following: (i) $.0592; or
         (ii) eighty percent (80%) of the lowest volume weighted average price of the common stock for the five (5) trading days immediately preceding the conversion date. We are registering in this offering 52,083,333 shares of common stock underlying the debentures.

         THERE ARE CERTAIN RISKS RELATED TO SALES BY CORNELL CAPITAL PARTNERS,
         INCLUDING:

         The outstanding shares are issued based on a discount to the market rate. As a result, the lower the stock price around the time Cornell Capital Partners is issued shares, the greater chance that it receives more shares. This could result in substantial dilution to the interests of other holders of common stock.

         To the extent Cornell Capital Partners sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Cornell Capital Partners to sell greater amounts of common stock, the sales of which would further depress the stock price.

         The significant downward pressure on the price of the common stock as Cornell Capital Partners sells material amounts of common stocks could encourage short sales by Cornell or others. This could place further downward pressure on the price of the common stock.

         NEWBRIDGE SECURITIES CORPORATION. Newbridge Securities Corporation is an unaffiliated registered broker-dealer that has been retained by us. Mr. Guy
S. Amico, Newbridge Securities Corporation's President, makes the investment decisions on behalf of Newbridge Securities Corporation and has voting control over the securities beneficially owned by Newbridge Securities Corporation. For its services in connection with the Standby Equity Distribution Agreement, Newbridge Securities Corporation received a fee of 202,840 shares of common stock. These shares are being registered in this offering.

                      STANDBY EQUITY DISTRIBUTION AGREEMENT

         SUMMARY. On May 18, 2004, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, L.P. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $10,000,000. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay 100% of the lowest volume weighted average price of the common stock during the five consecutive trading days immediately following the notice date. We are registering in this offering 192,799,427 shares of common stock to be issued under the Standby Equity Distribution Agreement. Cornell Capital Partners is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. Cornell Capital Partners will retain 5% of each advance under the Standby Equity Distribution Agreement. In addition, we engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. For its services, Newbridge Securities Corporation received 202,840 shares of our common stock.

         STANDBY EQUITY DISTRIBUTION AGREEMENT EXPLAINED. Pursuant to the Standby Equity Distribution Agreement, we may periodically sell shares of common stock to Cornell Capital Partners, L.P. to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every seven trading days. A closing will be held six trading days after written notice of such a request, at which time we will deliver shares of common stock and Cornell Capital Partners, L.P. will pay the advance amount.

         We may request advances under the Standby Equity Distribution Agreement once the underlying shares are registered with the Securities and Exchange Commission. Thereafter, we may continue to request advances until Cornell Capital Partners has advanced $10,000,000 or two years after the effective date of the accompanying registration statement, whichever occurs first.

         The amount of each advance is subject to an aggregate maximum advance amount of $500,000. The amount available under the Standby Equity Distribution Agreement is not dependent on the price or volume of our common stock. Cornell Capital Partners may not own more than 9.9% of our outstanding common stock at any time. Because Cornell Capital Partners can repeatedly acquire and sell shares, this limitation does not limit the potential dilutive effect or the total number of shares that Cornell Capital Partners may receive under the Standby Equity Distribution Agreement.

         We cannot predict the actual number of shares of common stock that will be issued pursuant to the Standby Equity Distribution Agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. For example, we would need to issue 200,000,000 shares of common stock in order to raise the maximum amount of $10,000,000 under the Standby Equity Distribution Agreement at a purchase price of $0.05.

         The following is an example of the amount of shares of our common stock issuable in connection with an advance of $500,000 under the Standby Equity Distribution Agreement, based on market prices 25%, 50% and 75% below the closing bid price as of June 1, 2004 of $0.05:

        % Below         Price Per       Number of Shares
         market           Share             Issuable        Percentage of Stock*
    --------------- ---------------- ------------------- ---------------------

         25%             $.0375           13,333,333            9.01%
         50%             $.025            20,000,000          13.51%
         75%             $.0125           40,000,000          27.02%
         *Based upon 148,017,848 shares of common stock outstanding.

         We are registering a total of 192,799,427 shares of common stock for the sale under the Standby Equity Distribution Agreement. The issuance of shares under the Standby Equity Distribution Agreement may result in a change of control. Up to 192,799,427 shares of common stock could be issued under the Standby Equity Distribution Agreement. If all or a significant block of these shares are held by one or more stockholders working together, then such stockholder or stockholders would have enough shares to assume control of us by electing its or their own directors. This could happen, for example, if Cornell Capital Partners sold the shares purchased under the Standby Equity Distribution Agreement to the same purchaser.

         Proceeds used under the Standby Equity Distribution Agreement will be used in the manner set forth in the "Use of Proceeds" section of this prospectus. We cannot predict the total amount of proceeds to be raised in this transaction because we have not determined the total amount of the advances we intend to draw.

         We expect to incur expenses of approximately $45,000 consisting primarily of professional fees incurred in connection with this registration. In addition, Cornell Capital Partners will retain 5% of each advance. In addition, we issued 202,840 shares of common stock to Newbridge Securities Corporation, a registered broker-dealer, as a placement agent fee.

           SAMPLE CONVERSION CALCULATION OF THE CONVERTIBLE DEBENTURE

         On May 18, 2003, we entered into a Securities Purchase Agreement whereby we issued $500,000 in convertible debentures to Cornell Capital Partners, L.P. The debentures bear interest at 5%, mature three years from the date of issuance, and are convertible into our common stock, at the holder's option, at the lower of: (i) $.0592; or eighty percent (80%) of the lowest volume weighted average price of the common stock for the five (5) trading days immediately preceding the conversion date. We are registering in this offering 52,083,333 shares of common stock underlying the debentures.

         The number of shares of common stock issuable upon conversion of the debentures is determined by dividing that portion of the principal of the debenture to be converted and interest, if any, by the conversion price. For example, assuming conversion of $500,000 of debentures on June 1, 2004, and a conversion price of $0.05 per share, the number of shares issuable upon conversion would be:

                  $500,000/$.05 =  10,000,000 shares

The following is an example of the amount of shares of our common stock that are issuable upon conversion of our convertible debentures (excluding accrued interest), based on market prices 25%, 50% and 75% below the closing bid price as of June 1, 2004 of $0.05:

                                      With Discount       Number of Shares
  % Below market    Price Per Share       at 20%              Issuable             Percentage of Stock*
 ------------------ ---------------- ----------------- ------------------------ ---------------------------
           25%                $.0375           $.03              16,666,667               11.26%
           50%                $.025            $.02              25,000,000               16.89%
           75%                $.0125           $.01              50,000,000               33.78%
                     *Based upon 148,017,848 shares of common stock outstanding.

                              PLAN OF DISTRIBUTION

         The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
         o an exchange distribution in accordance with the rules of the applicable exchange;
         o        privately-negotiated transactions;
         o short sales that are not violations of the laws and regulations of any state or the United States;
         o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
         o        through the writing of options on the shares;
         o        a combination of any such methods of sale; and
         o        any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

         The selling stockholders may also engage puts, calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

         The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

         The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

         The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder can only cover its short position with the securities they receive from us upon conversion. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

         We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

         If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

         Our common stock is currently traded on the Over-The-Counter Bulletin Board under the symbol OXFV. For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

                                                    Fiscal 2004               Fiscal 2003                Fiscal 2002
                                             -------------------------------------------------------------------------------
COMMON STOCK                                 High (1)      Low (1)      High (1)     Low (1)      High (1)     Low (1)
----------------------------------------------------------------------------------------------------------------------------
First Quarter                                $1.19         $0.29        $0.04        $0.02        $0.02        $0.02
Second Quarter                                 ---           ---        $0.02        $0.02         (2)          (2)
Third Quarter                                  ---           ---        $0.10        $0.02        $1.05        $1.01
Fourth Quarter                                 ---           ---        $1.19        $0.03        $1.45        $0.21


(1) All prices are adjusted to reflect a 4:1 forward stock split effected on February 23, 2004.
(2) No reliable data is available due to inactivity of the stock during this period.

         As of June 1, 2004, our shares of common stock were held by approximately 99 stockholders of record. We believe that the number of beneficial owners is substantially greater than the number of record holders because a significant portion of our outstanding common stock is held of record in broker "street names" for the benefit of individual investors. The transfer agent of our common stock is Holladay Stock Transfer, Inc. In connection with the Standby Equity Distribution Agreement and Securities Purchase Agreement between Cornell Capital Partners, L.P. and our Company, we engaged Continental Stock Transfer and Trust Company as co-transfer agent.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

         The following table shows information with respect to each equity compensation plan under which the Company's common stock is authorized for issuance as of the fiscal year ended December 31, 2003.

                                     EQUITY COMPENSATION PLAN INFORMATION
------------------------------------ ------------------------ ----------------------- ---------------------------
                                                                                         NUMBER OF SECURITIES
                                      NUMBER OF SECURITIES                             REMAINING AVAILABLE FOR
                                        TO BE ISSUED UPON        WEIGHTED AVERAGE       FUTURE ISSUANCE UNDER
                                           EXERCISE OF          EXERCISE PRICE OF     EQUITY COMPENSATION PLANS
                                      OUTSTANDING OPTIONS,     OUTSTANDING OPTIONS,     (EXCLUDING SECURITIES
           Plan category               WARRANTS AND RIGHTS     WARRANTS AND RIGHTS     REFLECTED IN COLUMN (A)
------------------------------------ ------------------------ ----------------------- ---------------------------
                                               (a)                     (b)                       (c)
------------------------------------ ------------------------ ----------------------- ---------------------------
EQUITY COMPENSATION PLANS APPROVED
BY SECURITY HOLDERS                            -0-                     -0-                       -0-
------------------------------------ ------------------------ ----------------------- ---------------------------

------------------------------------ ------------------------ ----------------------- ---------------------------
EQUITY COMPENSATION PLANS NOT
APPROVED BY SECURITY HOLDERS                   -0-                     -0-                       -0-
------------------------------------ ------------------------ ----------------------- ---------------------------

------------------------------------ ------------------------ ----------------------- ---------------------------
TOTAL                                          -0-                     -0-                       -0-
------------------------------------ ------------------------ ----------------------- ---------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OR PLAN OF OPERATION

FORWARD-LOOKING STATEMENTS
--------------------------

         The information in this registration statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This Act provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. All statements other than statements of historical fact made in this registration statement are forward looking. In particular, the statements herein regarding industry prospects and future results of operations or financial position are forward-looking statements. Forward-looking statements reflect management's current expectations and are inherently uncertain. The Company's actual results may differ significantly from management's expectations.

         The following discussion and analysis should be read in conjunction with the financial statements of Oxford Ventures, Inc. and summary of selected financial data, included herewith. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment of the management of the Company.

PLAN OF OPERATION
-----------------

         We are a development stage company in the business of developing and distributing full-size racecar simulator games. We plan to place simulators in sports establishments through our agreement with the marketing firm of Lugnuts Marketing, LLC.

         Xtreme Games' racing simulator is comprised of a full-size racecar body, complete with a roll cage and safety net. Front and rear windows have been blacked out to create a total focus on the computer monitor set in front of the wind-shield, directly in front of the driver. A "plug and play" computer system serves as the engine that drives the video, sound effects, special effects and the specific racing footage to which the "driver" must respond. As drivers brake and steer, those commands are reflected through force feedback in the steering wheel, and the actual movement of the car - which can replicate braking, banking, turning and other experiences. (An electronic actuator system moves the car up and down, and side-to-side on six axes to create a racing experience that accurately reflects what it is like to actually drive in a race.)

         Computer hardware and software systems that drive the simulator have been hand-chosen, and incorporate both off-the-shelf, PC-based software for the racing action and customized software and hardware for the steering, acceleration and motion interface.

         Xtreme Games also currently utilizes a PC game force feedback steering wheel. This steering wheel is a proven consumer-grade game steering wheel designed for PC use. In conjunction with the exclusive technology designed on behalf of Xtreme Games, the benefits to the simulator are:

         1.       Actuator motion interface between the software and simulator.
         2.       Force feedback to a racing steering column.
         3. Acceleration and braking interface between the software and simulator.

         The simulator tilts on banked turns, has a force feedback steering wheel, features wind blowing and vibrations to simulate motion, spouts smoke in the event of a jarring crash, and more. Thus, drivers undergo an intensely realistic experience that closely mirrors driving an in an actual race.

         In a sports bar environment, the technology is available to connect the video images in the car to spectator monitors in the facility, which can generate additional interest in using the simulator.

DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

THREE MONTHS ENDED MARCH 31, 2004
---------------------------------

         We have incurred annual operating losses since our inception related primarily to development and general administrative costs. During the quarter ended March 31, 2004, we posted a loss of $112,817, compared to a loss of $1,157 for the quarter ended March 31, 2003. Our main focus during the quarter ended March 31, 2004 was to develop the business of marketing and distributing racecar simulator games.

GENERAL & ADMINISTRATIVE EXPENSES

         General and administrative expenses increased to $67,267 during the quarter ended March 31, 2004, compared to $1,157 for the quarter ended March 31, 2003. The increase in 2004 is due to our increased operations.

RESEARCH & DEVELOPMENT EXPENSES

         Research and developmental costs increased during the quarter ended March 31, 2004 to $45,549 compared to $0 for the quarter ended March 31, 2003. The increase in 2004 resulted from the continuation of the development of our technology.

LIQUIDITY AND CAPITAL RESOURCES

         Since inception, we have financed operations from private financing, including related party loans. We have suffered recurring losses from operations and as of March 31, 2004, we had a working capital deficiency of $28,776 (current assets less current liabilities).

TWELVE MONTHS ENDED DECEMBER 31, 2003
-------------------------------------

         We are in a development stage and, therefore, have had no revenues since our inception. We have incurred annual operating losses since our inception related primarily to development and general administration expenses. During the year ended December 31, 2003, we realized a loss of $475,326, compared to a loss of $22,348 for the year ended December 31, 2002.

         Our primary focus during the year ended December 31, 2003 was to seek out a business to acquire. During this period, we entered into an Asset Purchase Agreement and acquired the business of Xtreme Games, which we are now currently developing.

GENERAL & ADMINISTRATIVE EXPENSES

         General and administrative expenses increased to $31,576 during the year ended December 31, 2003, compared to $22,516 for the year ended December 31, 2002. The increase in 2003 is mainly due to increased operations within the Company during December 2003.

RESEARCH & DEVELOPMENT EXPENSES

         Research and developmental costs increased during the year ended December 31, 2003 to $443,750 compared to $0 for the year ended December 31, 2002. The increase in 2003 resulted primarily from the acquisition of Xtreme Games and the development of that business.

LIQUIDITY AND CAPITAL RESOURCES

         Since inception, we have financed operations from private financing sources. We have suffered recurring losses from operations and at December 31, 2003, we had a working capital deficiency of $11,646 (current assets less current liabilities).

FINANCING
---------

         Our capital requirements have not been significant in the past but we anticipate they will increase as the development and product launch of the Xtreme Games simulators begin.

FUTURE DEVELOPMENT
------------------

         We are continuing with the research and development of our Xtreme Games entertainment technology in Mesa, Arizona. Our activities and primary focus is to complete the technology and proceed with the eventual completion, production and placement of our product in sports bars throughout the United States. We have recently obtained funds which will enable us to continue our research and development process. However, we are dependent on the successful completion of our present and anticipated equity financing efforts to continue in existence.


                             DESCRIPTION OF BUSINESS

ORGANIZATION
------------

         We were incorporated as Casinos of the World, Inc. in September 1987 under the laws of the State of Nevada. Our original Articles of Incorporation provided for authorized capital of twenty five hundred common shares with no par value.

         On December 17, 1990, our Articles of Incorporation were amended, changing our authorized capital stock to twenty-five million shares of common stock at $0.001 par value per share. The amended Articles of Incorporation also added Rights and Powers to shareholders and directors not previously provided in the original Articles of Incorporation.

         On April 16, 1993, our Articles of Incorporation were amended, changing our name to Clean Way Corporation and changing our authorized capital stock to one hundred million common shares at $0.001 par value per share.

         On August 19, 1999, our Articles of Incorporation were amended, changing our name to Trader Secrets.com.

         On February 2, 2000, we acquired all of the outstanding stock of National Lighting Corp, an Internet company incorporated in British Columbia, Canada. We subsequently changed our name to VOIP Technology, Inc, with the intended purpose of developing voice over Internet protocol technologies through our wholly owned subsidiary. Because we were not able to secure customer contracts and were not able to obtain necessary financing, the proposed voice over Internet protocol business failed, and all efforts were abandoned in 2001.

         In September 2001, our charter was suspended (subject to reinstatement) by the State of Nevada due to inactivity and failure to pay corporate franchise taxes.

         On January 30, 2002, we amendment our Articles of Incorporation, changing our name to Oxford Ventures, Inc. We then began to consider and investigate potential business opportunities.

         On February 8, 2002, we sold all of the shares of our wholly owned subsidiary.

         On December 5, 2003, we entered into an Asset Purchase Agreement, pursuant to which we acquired the assets and ongoing business of Xtreme Games, an unincorporated proprietorship, and began to carry on the business of developing and marketing racecar simulators.

XTREME GAMES BUSINESS
---------------------

         Xtreme Games is an Arizona-based reality simulator game company that develops and distributes a technologically advanced, full-size racecar simulator. In support of the racecar simulator, we expect to develop a strong differentiated brand by implementing a video game racing league nationwide, which we anticipate will culminate in a national driving championship.

OUR PRODUCTS AND SERVICES
-------------------------

         Xtreme Games' flagship product is a technologically advanced, full-size auto-racing simulator. The racecar simulator made its debut in Phoenix in December 2003 with a Chevrolet (TM) racing simulator installed in a local sports grille. League play is expected to begin in the fourth quarter of 2004. We plan to place simulators in sports establishments through our agreement with Lugnuts Marketing, LLC. Xtreme Games has developed a simulator system with rugged, top-of-the-line components and "plug-and-play" technology. Plug-and-play technology allows hardware and software to work together to automatically configure devices and assign resources, which allows for easy hardware changes and additions. Thus, maintenance costs are expected to be nominal, because components that fail can be quickly removed and replaced immediately.

PRODUCTION AND MARKETING
------------------------

         Our simulators will be constructed in our 10,000+ square foot assembly plant in Mesa, Arizona. Under our agreement with Lugnuts Marketing, we plan to assemble and distribute 20 simulator racecars per month beginning in the fourth quarter of 2004, for a total of 240 simulators each year.

         On March 9-10 of this year, we introduced our simulator at the Restaurant and Nightclub Show in Las Vegas, Nevada. Our marketing strategy will be implemented by Lugnuts Marketing, LLC, which has successfully operated in the coin-op business for several decades.

AGREEMENT WITH LUGNUTS MARKETING, LLC
-------------------------------------

         Effective March 31, 2004, we entered into an Independent Contractor Agreement with Lugnuts Marketing, LLC. The term of the agreement is for five years, and is terminable by either party. Under the agreement, Lugnuts Marketing and its principals are required to place a minimum of 20 racecar simulators per month in approved locations, on a three-month rolling average basis. Approved locations will be agreed upon by the parties by assessing the following considerations, among others: financial solvency of the location; review of liquor license; floor space to accommodate simulators; and bar theme. Placements are to be made on the basis of six cars per territory, as agreed to by the parties.

         In addition, Lugnuts Marketing and its principals are required to solicit and promote the Xtreme Games Driving Leagues, which are described more fully under "Pricing Strategy," on page 22. Further, Lugnuts Marketing has agreed to maintain a minimum of 70% participation of each league, per location, after the first 6-week league. Failure to maintain the minimum level of participation for three or more consecutive 6-week leagues may constitute a default of the agreement. However, Lugnuts Marketing is permitted sixty days from the date of notice to cure a default.

         As consideration for its services, we have agreed to pay Lugnuts Marketing $16,666 per month beginning on March 1, 2004 and payable on the first and fifteenth of each month thereafter. We also have agreed to pay Lugnuts Marketing $100 per car, per month that a racecar simulator is placed in an approved location, subject to league performance guarantees, as defined in the agreement.

CONSUMER MARKET ANALYSIS
------------------------

         Auto racing is one of the largest spectator sports in the United States. Studies indicate that NASCAR is a household name that attracts over 75 million fans annually. In addition, NASCAR is projected to be the fastest growing sports earner, with merchandise sales that have increased over 1000%, from $120 million to $1.26 billion. Further, television coverage of NASCAR events has seen ratings that surpass every major league sport, except for the NFL. Xtreme Games is offering a product directed at a diverse and loyal audience with growing interest for NASCAR racing.

         While grassroots auto racing continues to offer many options for hard-core racing fans, specific interest in NASCAR racing has exploded over the past decade. In fact, live NASCAR events draw crowds of 13 million spectators annually. In addition, the profile of the typical NASCAR racing fan crosses all demographic lines, and appeals to both genders. Fifty years ago, typical NASCAR fans were only men. Now, roughly 40% of NASCAR fans are women and approximately 20% of fans are minorities. The demographics of NASCAR fans bode well for Xtreme Games' racing simulator because these fans have both the discretionary income and time to pursue their passion for auto racing.

TARGET MARKET
-------------

         The target business venue for an Xtreme Games simulator is a sports bar/grille with a minimum of 6,000 square feet, a capacity of 250-275 people, and monthly revenues of at least $100,000. For illustration, an Xtreme Games simulator has a "footprint" that mirrors a standard pool table with cue space. Assuming 100 games per week at $1 per game, a pool table can generate weekly revenues of $100. In comparison, an Xtreme Games racing simulator has the potential to generate approximately $600 per week gross - based on a league play marketing approach. (Venues are expected to receive 25% of revenues generated by league play; with a $25 weekly fee per person for league play and assuming 69 players, this amounts to revenues of $600 per week for venues). This represents a gross income potential 500% greater than that of a standard pool table using the same approximate floor space.

COMPETITION
-----------

         Xtreme Games' two main competitors include NASCAR(TM) Silicon Motor Raceway simulator, and a simulator product from Glogem.com. However, we believe the NASCAR(TM) Silicon Motor Raceway is our only major competitor.

         In addition to providing a technically superior product with a more realistic experience, Xtreme Games intends to set itself apart from its competition by offering a league play concept and a national video game simulator driving championship. Further, the NASCAR(TM) Silicon Motor Raceway simulator is located in only a few shopping mall arcades across the United States.

         The following is a brief analysis and comparison with the NASCAR(TM) Silicon Motor Raceway simulator.

----------------- -------------- --------------- -------------- --------------- -------------- ---------------
    COMPANY          ONGOING       DIFFERENT       ALLIANCE     DIGITAL VIDEO   FULL-SIZE CAR   MOTION CUES
                     RACING          RACES         WITH COIN     AND SURROUND                   (VIBRATION,
                    LEAGUE TO      AVAILABLE,    OPERATOR FOR       SOUND                         PRESSURE
                     SUPPORT     DETAILED RACE       FAST                                         AGAINST
                     DRIVING        RESULTS      PLACEMENT OF                                     STEERING
                                   AVAILABLE      SIMULATORS                                       WHEEL)
                                    ONLINE
----------------- -------------- --------------- -------------- --------------- -------------- ---------------
     Xtreme             X              X               X              X               X              X
     Games
----------------- -------------- --------------- -------------- --------------- -------------- ---------------
 NASCAR Silicon                        X                              X            80% of            X
 Motor Speedway                                                                    typical
                                                                                   NASCAR
----------------- -------------- --------------- -------------- --------------- -------------- ---------------

BARRIERS TO ENTRY
-----------------

         The business of designing and distributing auto-racing simulators requires advanced technology, plus extensive time to "systemize" an easily maintainable product. In addition to these requirements to enter our market, the needed capital precludes most ventures from overtaking our Xtreme Games simulators. Since we believe we are the first entrant to arrive with a well-conceived plan, sufficient industry experience and the necessary capitalization, our competitive position, together with the above factors, imposes high barriers to entry to our market.

MARKETING STRATEGY
------------------

         Our marketing strategy is multi-faceted and designed to build critical mass quickly and efficiently. Through the following methods, we intend to create a compelling brand that we expect to clearly highlight our differentiation points, compared to competing products:

         1. STRATEGIC ALLIANCES - Xtreme Games has signed a non-exclusive marketing agreement with Lugnuts Marketing, LLC, of Phoenix, Arizona.
         2. APPAREL - We intend to design, produce and sell a line of premium Xtreme Games apparel that we expect will also be given away with qualifying purchases to further expose the Xtreme Games name.
         3. TRADE SHOWS - We expect to exhibit our products at approximately four industry trade shows annually. The first trade show in which we participated was the "2004 Night Club and Bar Food & Beverage Show" in Las Vegas in March 2004.
         4. WORD OF MOUTH - The first Rev's Sports Grille has opened at the 101 Freeway and University Drive, in Tempe, Arizona. This location provides a field site from which to showcase and test the demand and value added to sports bar facilities with the addition of Xtreme Games simulators.
         5. ADVERTISING - All marketing decisions with regard to specific media choices, frequency, size, and expenses will be conducted on an on-going basis with careful consideration of returns generated. We anticipate that we will be able to "trade out" for at least a portion of radio and/or television spots in exchange for "decal logos" on the cars.
         6. PROMOTIONS - Our most important promotion strategy will be through demonstrations of the simulator, which we expect to "seed" actual paying use of the simulators.
         7. PUBLICITY - We intend our publicity efforts to include a combination of print, radio and television. The racing experience of our simulator, coupled with recent increased media interest in NASCAR, should attract media attention from other sources.

PRICING STRATEGY
----------------

         Our main pricing strategy implements league play, or team competition that leads to a championship, as a means to generate ongoing use of our simulators by "regulars." We expect the league play concept to be structured as follows: twenty-four teams of four will compete for a series lasting six weeks. Each team pays $100/week, or $25/person to compete. Xtreme Games will offer team prizes of $1,000 to each series winning team. For each car, there will be eight series each year. In addition to the team competition, practice time will also be included for the teams.

         Xtreme Games will charge bar owners a $1,500 installation fee to install each simulator. Subsequent to installation, Xtreme Games will receive 60% of revenues from the simulators. Bar owners will receive a portion of the remaining revenue, along with Lugnuts Marketing for initially placing the product.

SALES STRATEGY
--------------

         Lugnuts Marketing personnel have several decades of experience in the coin-operated machines business. They are familiar with setting up leagues of the type that Xtreme Games expects to develop. Using their knowledge in this area, we expect to be able to effect product placement more quickly and also build a network of leagues across the United States.

COMPONENT SOURCING
------------------

         Sourcing is an area where we can achieve an advantage over much of our competition. We will purchase our sub-assembly parts (chassis, body, software, and computers) from both local manufacturers as well as regional or national distributors. We initially will rely on regional wholesalers because of their ability to service us faster and allow us to produce simulators much faster than our competition. Although this approach will lower our margins in the short term, it will allow us to gain a preemptive position by bringing product to market faster. As product demand increases over time, we will eventually shift our buying patterns toward more direct purchase - which we expect to improve margins.

DESCRIPTION OF PROPERTY
-----------------------

         We currently lease a 10,000+ square foot, freestanding building, located in Mesa, Arizona. This location will consist of corporate offices and the simulator assembly area. All deliveries and shipments will be serviced at this location. Ample surface parking is available at this location.

         We have a five-year lease with two, two-year renewal options. Rent is approximately $8,300.00/month, with the first three months of occupancy costing 50% of the rental rate. Base rent increases annually by $150/month including the option periods. We also have a first-right-of-refusal to purchase the building.

LEGAL PROCEEDINGS
-----------------

         We are currently not aware of any legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse affect on our business, financial condition or operating results.


                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names and ages of the members of our Board of Directors and our executive officers and the positions held by each.

--------------------------- ---------- -----------------------------------------
        NAME                AGE                     POSITION
--------------------------- ---------- -----------------------------------------
Daniel K. Leonard           42         President, CEO and CFO
--------------------------- ---------- -----------------------------------------
                                       Vice President Operations, Secretary and
Albert B. Plant             43         Treasurer
--------------------------- ---------- -----------------------------------------
Patrick Baumgart            36         Vice President Development
--------------------------- ---------- -----------------------------------------
Victor G. Schaefer          68         Marketing Director
--------------------------- ---------- -----------------------------------------
John Paul PlesKovitch       36         Director
--------------------------- ---------- -----------------------------------------
Dennis Blackman             52         Director
--------------------------- ---------- -----------------------------------------
Roy G. Breeling             59         Director and Chairman of the Board
--------------------------- ---------- -----------------------------------------

         DANIEL K. LEONARD, President, CEO and CFO since December 8, 2003 - From February until November 2003, Daniel Leonard served as President and co-founder of e-Information Systems, LLC, of Elkhorn, Nebraska - a data consolidation company. Mr. Leonard also served as Director of Business Development for Data Delivery Services, of Conroe, Texas from January 2002-03; as a Vice President in charge of sales and marketing for Vital Processing Services, of Tempe, Arizona from September 1998 until January 2002; and Assistant Vice President of National Sales for First National Bank, of Omaha, Nebraska.

         ALBERT B. PLANT, Vice President Operations May 20, 2004, Secretary and Treasurer since December 5, 2003 - Albert Plant currently owns and operates Aurora Integrated Technologies, based in Mesa, Arizona. In addition, since 2003, Mr. Plant has been an FIS II Technician for Honeywell International. As an FIS II Technician, Mr. Plant supervises the installation and maintenance of digital video and security systems at various high security installations. From 2001 until 2003, Mr. Plant was a Site Operations Manager for Orion Security Specialists. From 1999 until 2001, Mr. Plant was a Technical Representative for SimplexGrinnell. Albert Plant is married to Erin C. Hicks, the sister of Daniel Leonard.

         PATRICK BAUMGART, Vice President Development since May 20, 2004 - Patrick Baumgart joins Oxford with 15 years of computer information system experience. From April-October 2003, Mr. Baumgart developed edit routines and modified the computer system to become HIPPA compliant for Medicaid in Alabama. >From February 2001 until December 2002, Mr. Baumgart was a project technical leader for the Texas Natural Resource Conservation Commission. Mr. Baumgart also developed batch programs, corrected defects and designed and implemented a mass data correction sub-system for EDS Blue Cross/Blue Shield from April 1999 until February 2001.

         VICTOR G. SHAEFER, Marketing Director since December 8, 2003 - Victor Shaefer has been retired during the past four years. Before retirement, from 1990 until 2000, Mr. Shaefer was a Partner and General Manager of a Tempe, Arizona-based Honda franchise, which ultimately was sold to the United Auto Group in 2000. As an owner and General Manager of the Honda franchise, Mr. Shaefer was responsible for the all of the daily business operations of the company, including the finance department, service department and the new and used car departments.

         JOHN PAUL PLESKOVITCH, Director since December 8, 2003 - John PlesKovitch is currently Vice President of Operations of the Arizona division of American Summit Insurance Company, located in Scottsdale, Arizona. Mr. PlesKovitch has held that position since August 1994.

         DENNIS BLACKMAN, Director since May 20, 2004 - Dennis Blackman is currently the President of CBIZ Tax & Advisory Services of Nebraska, and has held that position for approximately the past twenty-five years. In addition, during this period, Mr. Blackman was an instructor for the Nebraska Society of Certified Public Accountants in the areas of "Accounting Disclosures" and "Forecasts and Projections." Mr. Blackman is currently a member of the Board of Directors and Treasurer of the Metropolitan Omaha Builders Association. Mr. Blackman was formerly a member of the Board of Directors of the Nebraska Society of Certified Public Accountants and the Greater Omaha Chamber of Commerce.

         ROY G. BREELING, Director since April 13, 2004 and Chairman of the Board since May 20, 2004 - Since January 2000, Roy Breeling has been employed by TTI Technologies, Inc, a company with primary interests in the energy and waste industries. Mr. Breeling is currently Executive Vice President and General Counsel of TTI Technologies. From January 1995 though December 1999, Mr. Breeling was the President and Chief Executive Officer of Castle Rose, Inc, a restaurant system operating and franchising family dining and sports bar concepts.

         All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. There are no agreements with respect to the election of directors. We compensate our directors $1,000 for attendance at quarterly Board meetings and we reimburse our directors for expenses incurred in connection with fulfilling their duties as members of the Board of Directors. As of the date hereof, no director has accrued any compensation. Officers are appointed annually by the Board of Directors and each executive officer serves at the discretion of the Board of Directors. The Company does not have any standing committees at this time.

         No director, Officer, affiliate or promoter of the Company has, within the past five years, filed any bankruptcy petition, been convicted in or been the subject of any pending criminal proceedings, or is any such person the subject or any order, judgment or decree involving the violation of any state or federal securities laws.

AUDIT COMMITTEE

         We do not have a separately designated standing audit committee, or a committee performing similar functions. Dennis Blackman is an audit committee financial expert, as that term is defined in Item 401 of Regulation S-B. Mr. Blackman's qualifications as an audit committee financial expert are described above.

CODE OF ETHICS

         We have adopted a Code of Ethics and Business Conduct for Officers, Directors and Employees that applies to all of our officers, directors and employees. The Code of Ethics is filed herewith as Exhibit 14.1.


                             EXECUTIVE COMPENSATION

         The following table sets forth information concerning the total compensation that we have paid or that has accrued on behalf of our chief executive officer and other executive officers with annual compensation exceeding $100,000 during the fiscal year ending December 31, 2003.

                                                                                          LONG-TERM
                                                                                         COMPENSATION
                                                                          ------------------------------------------
                                              ANNUAL COMPENSATION                     AWARDS               PAYOUTS
                                   -------------------------------------- ------------------------------ -----------
                                                                OTHER                      SECURITIES                   ALL
                                                               ANNUAL        RESTRICTED    UNDERLYING                  OTHER
      NAME AND                                                 COMPEN-     STOCK AWARD(S)    OPTIONS/       LTIP       COMPEN-
 PRINCIPAL POSITION      YEAR       SALARY ($)    BONUS ($)  SATION ($)         ($)          SARS (#)    PAYOUTS ($)  SATION ($)
---------------------- ----------- -------------- ---------- ------------ ---------------- ------------- ------------ -----------
Daniel K. Leonard,
President, CEO and
CFO                      2004       $35,000(1)     -0-          -0-           -0-             -0-           -0-         -0-
                         2003(2)    $10,500        -0-          -0-           -0-             -0-           -0-         -0-

         (1)      Mr. Leonard is currently paid $7,000 per month
         (2) Mr. Leonard became a director and was appointed President, CEO and CFO on December 8, 2003. On May 20, 2004, he resigned from the Board to implement a plan for independent directors for the Company.

COMPENSATION OF DIRECTORS AND OFFICERS

         To date, we have not adopted a bonus, profit sharing, or deferred compensation plan for the benefit of our employees, officers or directors. We have not paid any salaries or other compensation above $100,000 to our officers, directors or employees since inception.

EXECUTIVE EMPLOYMENT AGREEMENTS

         To date, we have not entered into any employment agreements with our executive officers.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Since inception, an attorney/shareholder of the Company received and disbursed on behalf of the Company, amounts as needed on a non-interest bearing and unsecured basis. A total of $4,356 was additionally advanced during 2003, bringing the total he was owed as of December 31, 2003 to $9,745.

         In connection with the acquisition of the assets and ongoing business of Xtreme Games in December 2003, the Company accrued an aggregate of $10,000 of legal fees to an attorney/shareholder.

         As of May 21, the Company loaned approximately $225,000, to Rev's Sports Grille, located in Tempe, Arizona. Rev's Sports Grille is owned and operated by Albert B. Plant, the Company's Vice President of Operations, Secretary and Treasurer, and his wife, Erin C. Hicks, who is also the sister of Daniel K. Leonard, the Company's President, Chief Executive Officer and Chief Financial Officer.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information regarding the beneficial ownership of our common stock as of June 1, 2004. The information in this table provides the ownership information for:

         o each person known by us to be the beneficial owner of more than 5% of our common stock;
         o        each of our directors;
         o        each of our executive officers; and
         o        our executive officers and directors as a group.

         Beneficial ownership has been determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to the shares. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them.

                                                                               Common Stock                  Percentage of
         Name of Beneficial Owner                    Title                Beneficially Owned (1)            Common Stock (1)
         ----------------------------------- ----------------------- --------------------------------- ---------------------------
         Daniel K. Leonard                   President, CEO                     21,200,000 (2)                    14.1%
         21724 East Stanford Circle          and CFO
         Elkhorn, NE 68022

         Albert B. Plant                     Secretary, Treasurer               26,000,000                        17.3%
         8436 East Navarro Circle            and Director
         Mesa, AZ 85208

         John Paul PlesKovitch               Director                            1,307,692                            *
         14805 N. 73rd Street
         Scottsdale, AZ 85260

         Dennis Blackman                     Director                            1,000,000                            *
         318 North 129th Ave
         Omaha, NE 68154

         Roy G. Breeling                     Chairman                            1,000,000                            *
         5529 Emile Street
         Omaha, NE 68106

         Erin C. Hicks                                                          31,230,768 (3)                    21.1%
         11754 E. Virginia Dr.
         Aurora, CO 80012

         Rosemarie Leonard                                                      26,069,232                        17.6%
         8255 West Portobello Ave.
         Mesa, AZ 85212


         Cornell Capital Partners, L.P.                                         16,280,556 (4)                     9.9%
         101 Hudson Street, Suite 3700
         Jersey City, NJ  07303

         All Directors and Executive
         Officers as a Group (5)                                                50,507,692                        33.5%
         ----------------------------------- ----------------------- --------------------------------- ---------------------------

         * Less than 1%.
         (1) Applicable percentage ownership is based on 148,017,848 shares of common stock outstanding as of May 21, 2004, together with securities exercisable or convertible into shares of common stock within 60 days of May 21, 2004 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of May 21, 2004 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

         (2) Represents 20,405,004 shares held by Daniel K. Leonard as Trustee for the benefit of his family and 794,996 shares owned by Mr. Leonard's two daughters.
         (3) Represents 26,230,768 shares held by Erin C. Hicks as Trustee for the benefit of her nieces and nephews and 5,000,000 shares owned by Ms. Hicks individually.
         (4) Represents 6,896,552 shares issued to Cornell Capital Partners, L.P. upon execution of the Standby Equity Distribution Agreement and 9,384,004 shares issuable upon conversion of a convertible debenture in the amount of $500,000 up to the maximum permitted ownership under the Standby Equity Distribution Agreement of 9.9% of our outstanding common stock.


                            DESCRIPTION OF SECURITIES

         The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation, with amendments, all of which have been filed as exhibits to our registration statement of which this prospectus is a part.

DIVIDEND POLICY

         We have not had any earnings or profits and have not paid any dividends. Our proposed operations are capital intensive and we need working capital. Therefore, we will be required to reinvest any future earnings in our Company's operations. Our Board of Directors has no present intention of declaring any cash dividends, as we expect to re-invest all profits in the business for additional working capital for continuity and growth. The future declaration and payment of dividends will be determined by our Board of Directors after considering the conditions then existing, including the our earnings, financial condition, capital requirements, and other factors.

CAPITAL STRUCTURE

         Our authorized capital consists of 400,000,000 shares of common stock, par value $.001 per share and no shares of preferred stock. As of May 21, 2004, we had 148,017,848 shares of common stock outstanding. Stockholders: (i) have general ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors; (ii) are entitled to share ratably in all assets of the Company available for distribution to stockholders upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have preemptive, subscription or conversion rights, nor are there any redemption or sinking fund provisions applicable thereto; and (iv) are entitled to one vote per share on all matters on which stockholders may vote at all shareholder meetings.

         The common stock does not have cumulative voting rights, which means that the holders of more than fifty percent of the common stock voting for election of directors can elect one hundred percent of the directors of the Company if they choose to do so. The Company, which has had no earnings, has not paid any dividends on its common stock and it is not anticipated that any dividends will be paid in the foreseeable future.

CONVERTIBLE DEBENTURE FINANCING

         To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with Cornell Capital Partners on May 18, 2004 for the sale of $500,000 in convertible debentures. The debentures issued pursuant to the May 2004 Securities Purchase Agreement bear interest at 5%, mature three years from the date of issuance, and are convertible into our common stock, at the holder's option, at the lower of the following:

         o        $.0592; or
         o eighty percent (80%) of the lowest volume weighted average price of the common stock for the five (5) trading days immediately preceding the conversion date.

         The full principal amount of the convertible debentures is due upon default under the terms of convertible debentures. We are obligated to file a registration statement for the resale of the conversion shares issuable upon conversion of the debentures under the Securities Act of 1933, as amended, no later than thirty (30) days from May 18, 2004.

STANDBY EQUITY DISTRIBUTION FINANCING

         On May 18, 2004, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to the investor shares of common stock for a total purchase price of up to $10,000,000. For each share of common stock purchased under the Standby Equity Distribution Agreement, the investor will pay 100% of the lowest volume weighted average price of the common stock during the five consecutive trading days immediately following the notice date. The investor, Cornell Capital Partners, L.P. is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. Cornell Capital Partners, L.P. will retain 5% of each advance under the Standby Equity Distribution Agreement. Cornell Capital Partners also received 6,896,552 shares of our common stock upon execution of the Standby Equity Distribution Agreement. In addition, we engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. For its services, Newbridge Securities Corporation received 202,840 shares of our common stock. We are obligated to prepare and file with the Securities and Exchange Commission a registration statement to register the resale of the shares issued under the Standby Equity Distribution Agreement prior to the first sale to the investor of our common stock.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Our Articles of Incorporation authorize the Board of Directors, on behalf of us, and without shareholder action, to exercise all of our powers of indemnification to the maximum extent permitted under Chapter 78 of the Nevada Revised Statutes, as amended.

         The State of Nevada permits a corporation to indemnify such persons for reasonable expenses in defending against liability incurred in any legal proceeding if:

         (a)      The person conducted himself or herself in good faith;

         (b)      The person reasonably believed:

                  (1) In the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and

                  (2) In all other cases, that his or her conduct was at least not opposed to the corporation's best interests.

         (c) In the case of any criminal proceeding, the person had no reasonable cause to believe that his or her conduct was unlawful.

         The indemnification discussed herein is not exclusive of any other rights to which those indemnified may be entitled under the Articles of Incorporation, any Bylaws, agreement, vote of stockholders, or otherwise, and any procedure provided for by any of the foregoing, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of heirs, executors, and administrators of such a person.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                                  LEGAL MATTERS

         The validity of the shares of common stock being offered hereby will be passed upon for us by Sichenzia Ross Friedman Ference LLP, New York, New York.

                                     EXPERTS

         Our financial statements at December 31, 2003 and 2002, and for the three months ended March 31, 2004 appearing in this prospectus and registration statement have been audited by Braverman & Company, P.C., independent certified public accountants, as set forth on their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

         We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Oxford Ventures, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected by public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

                              OXFORD VENTURES, INC.

                              FINANCIAL STATEMENTS
                                DECEMBER 31, 2003

                                TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----




REPORT OF INDEPENDENT REGISTERED
--------------------------------
PUBLIC ACCOUNTING FIRM                                                       F-1
--------------------------------------------------------------------------------


BALANCE SHEET                                                                F-2
--------------------------------------------------------------------------------


STATEMENTS OF OPERATIONS                                                     F-3
--------------------------------------------------------------------------------


STATEMENTS OF STOCKHOLDERS' EQUITY                                           F-4
--------------------------------------------------------------------------------


STATEMENTS OF CASH FLOWS                                                     F-5
--------------------------------------------------------------------------------


NOTES TO FINANCIAL STATEMENTS                                                F-6
--------------------------------------------------------------------------------

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS
OXFORD VENTURES, INC.
MESA, ARIZONA

We have audited the accompanying balance sheet of Oxford Ventures, Inc., Inc. (a Nevada corporation in the development stage company) as of December 31, 2003, and the related statements of operations, stockholders' equity, and cash flows for each of the two years in the period then ended and for the period from September 17, 1987 (inception) through December 31, 2003 . These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Oxford Ventures, Inc. as of December 31, 2003, and the results of its operations and its cash flows for each of the two years in the period then ended and for the period from September 17, 1987 (inception) through December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is in the development stage and has not commenced operations. The Company has incurred losses since inception. Its ability to continue as a going concern is dependent upon its ability to develop additional sources of capital, and/or achieve profitable operations. These conditions raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




Braverman & Company, P.C.
Prescott, Arizona
April 12, 2004, except for Note 7, as
 to which the date is May 26, 2004


                                        OXFORD VENTURES, INC.
                                    (A DEVELOPMENT STAGE COMPANY)
                                           BALANCE SHEETS


                                                                           MARCH 31,     DECEMBER 31,
                                                                             2004            2003
                                                                          ----------      ----------
                                               ASSETS
                                               ------
CURRENT ASSETS-
  Cash                                                                    $  45,244       $     872
  Loan receivable                                                            15,000
  Prepaid expense                                                             7,764
  Deferred charge                                                                            12,228
                                                                          ----------      ----------

            Total  current assets                                            68,008          13,099

EQUIPMENT, AT COST                                                           10,368


Other Assets-deposits                                                       135,700          10,600
                                                                          ----------      ----------

                                                                          $ 214,076       $  23,699
                                                                          ==========      ==========


                                LIABILITIES AND STOCKHOLDERS' EQUITY
                                ------------------------------------

CURRENT LIABILITIES
  Accrued payroll                                                         $      --       $   5,000
  Accounts payable                                                           19,312
  Accounts payable-related party                                             14,881
  Shareholder advances                                                       62,561          19,745
                                                                          ----------      ----------

            Total  current liabilities                                       96,754          24,745
                                                                          ----------      ----------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIT)

     Common stock, par value $.001, 400,000,000 shares
        authorized, 147,917,848 isued, 140,117,848 outstanding, 2003        148,018         147,918
       148,017,848 outstanding, 2004
     Paid-in capital                                                        747,753         648,853
     Contributed capital                                                     10,950          10,950
     Subscriptions receivable                                              (132,185)
     Distributions in excess of legally stated capital                      (70,982)        (70,982)
    (Deficit) accumulated during the development stage                     (718,417)       (605,600)
                                                                          ----------      ----------

            Total Stockholders' Equity (Deficit)                            117,322          (1,046)
                                                                          ----------      ----------

                                                                          $ 214,076       $  23,699
                                                                          ==========      ==========

                           SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                                                       OXFORD VENTURES, INC.
                                                   (A DEVELOPMENT STAGE COMPANY)
                                                CONDENSED STATEMENTS OF OPERATIONS



                                                                                                                       CUMMULATIVE
                                                                                                                          FROM
                                                                                                                       SEPTEMBER 17
                                                                                                                           1987
                                                               YEAR ENDED                 THREE MONTHS ENDED           (INCEPTION)
                                                              DECEMBER 31,                     MARCH 31,                    TO
                                                  -------------------------------   -------------------------------      MARCH 31,
                                                        2003            2002             2004             2003             2004
                                                  --------------   --------------   --------------   --------------   --------------
                                                                                      (UNAUDITED)      (UNAUDITED)      (UNAUDITED)
REVENUES                                          $          --    $          --    $          --    $          --    $          --
                                                  --------------   --------------   --------------   --------------   --------------

EXPENSES:
     General and administrative                          31,576           22,516           67,267            1,157          194,811
     Equity in (loss) of unconsolidated subsidiary                                                                           34,301
     Research and development                           443,750                            45,549                           489,299
     Interest                                                               (168)                                                 5
                                                  --------------   --------------   --------------   --------------   --------------

           Total Expenses                               475,326           22,348          112,817            1,157          718,417
                                                  --------------   --------------   --------------   --------------   --------------

NET (LOSS)                                        $    (475,326)   $     (22,348)   $    (112,817)   $      (1,157)   $    (718,417)
                                                  ==============   ==============   ==============   ==============   ==============

BASIC NET (LOSS) PER COMMON SHARE                 $       (0.01)               *                *                *
                                                  ==============   ==============   ==============   ==============

WEIGHTED AVERAGE NUMBER OF
   COMMON SHARES OUTSTANDING                         34,357,193       22,359,255      140,251,181       24,742,588
                                                  ==============   ==============   ==============   ==============


* less than $(.01) per share

                                          SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                                                       OXFORD VENTURES, INC.
                                                   (A DEVELOPMENT STAGE COMPANY)
                                                STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                                          DISTRIBUTIONS   (DEFICIT)
                                                                                            IN EXCESS    ACCUMULATED
                                    COMMON STOCK                                STOCK      OF LEGALLY     DURING THE
                              -----------------------   PAID-IN  CONTRIBUTED SUBSCRIPTIONS   STATED       DEVELOPMENT
                                 SHARES      AMOUNT     CAPITAL    CAPITAL    RECEIVABLE     CAPITAL        STAGE          TOTAL
                              ------------ ----------  ---------- --------- ------------  ------------- ------------- -------------
BALANCE, AT INCEPTION                   -- $       --  $       -- $      -- $         --  $         --  $         --  $         --
  Stock issued for services     30,786,970     30,787                                                                       30,787
  Reverse stock split 600
    for 1                      (30,733,239)   (30,733)     30,733        --           --            --            --            --

  Net (loss) for the year               --         --          --        --           --            --       (30,787)      (30,787)
                              ------------ ----------  ---------- --------- ------------  ------------- ------------- -------------

BALANCE, DECEMBER 31, 1997          53,731         54      30,733        --           --            --       (30,787)           --
  Stock issued in a private
   placement in August 1998,
   net of offering
   costs of $5,700               5,070,000      5,070       4,440        --           --            --            --         9,510
  Net (loss) for the year                                                                                     (9,510)       (9,510)
                              ------------ ----------  ---------- --------- ------------  ------------- ------------- -------------

BALANCE, DECEMBER 31,1998        5,123,731      5,124      35,173        --           --            --       (40,297)           --

  Net (loss) for the year               --         --          --        --           --            --       (12,050)      (12,050)
                              ------------ ----------  ---------- --------- ------------  ------------- ------------- -------------

BALANCE, DECEMBER 31,1999        5,123,731      5,124      35,173        --           --            --       (52,347)      (12,050)

 Stock issued at $.01,
  October 12, 2000               4,772,390      4,772      42,952        --           --            --            --        47,724
 Contributed capital                                                  3,700                                                  3,700
 Net (loss) for the year                --         --          --        --           --            --       (45,751)      (45,751)
                              ------------ ----------  ---------- --------- ------------  ------------- ------------- -------------

BALANCE, DECEMBER 31,2000        9,896,121      9,896      78,125     3,700           --            --       (98,098)       (6,377)

Stock issued November 15 to
 acquire subsidiary company        500,000        500          --        --           --            --            --           500
Stock issued for services
  at $.01 on November 15 2001      250,000        250       2,250        --           --            --            --         2,500
 Contributed capital                                                  4,950                                                  4,950
 Reverse stock split, 200
  for 1 January 4, 2002        (10,592,845)   (10,593)     10,593        --           --            --            --            --
 Net (loss) for the year                --         --          --        --           --            --        (9,828)       (9,828)
                              ------------ ----------  ---------- --------- ------------  ------------- ------------- -------------

BALANCE, DECEMBER 31, 2001          53,276         53      90,968     8,650           --            --      (107,926)       (8,255)

Conversion of subordinated
   convertible debentures
   on February 8, 2002,
   at $.01 per share             1,500,000      1,500      13,500        --           --            --            --        15,000
Stock issued for services
  at $.02 per share on
  March 4, 2002                    350,000        350       6,650        --            --            --            --         7,000
 Contributed capital                                                  1,200                                                   1,200
 Net (loss) for the year                --         --          --        --           --            --       (22,348)      (22,348)
                              ------------ ----------  ---------- --------- ------------  ------------- ------------- -------------

BALANCE, DECEMBER 31, 2002       1,903,276      1,903     111,118     9,850           --            --      (130,274)       (7,403)
Stock subscritions @ $.40
  per share on October 31,
  2003                             600,000        600     239,400        --     (132,185)           --            --       107,815
Acquisition of assets @.05
  per share on
  December 2, 2003               8,875,000      8,875     434,875        --           --            --            --       443,750
Forward stock split of 3.25
  for 1 on
  December 19, 2003             25,601,186     25,601     (25,601)       --           --            --            --            --
Forward stock split of 4
  for 1 on
  March 1, 2004                110,938,386    110,938    (110,938)       --           --            --            --            --
Contributed capital                     --         --          --     1,100           --            --            --         1,100
Distributions in excess of
  legally stated capital                --         --          --        --           --       (70,982)                    (70,982)
Net (loss) for the year                 --         --          --        --           --            --      (475,326)     (475,326)
                              ------------ ----------  ---------- --------- ------------  ------------- ------------- -------------

BALANCE, DECEMBER 31, 2003     147,917,848    147,918     648,853    10,950     (132,185)      (70,982)     (605,600)       (1,046)
(UNAUDITED)
Collection of stock
  subscriptions                         --         --          --        --      132,185            --            --       132,185
 Proceeds from stock
  issuance at $.04
  per share on net of
  offering costs of $1,000
  March 23, 2004                    40,000         40      39,460        --           --            --            --        39,500
  March 29, 2004                    60,000         60      59,440        --           --            --                      59,500
Net (loss) for the quarter              --         --          --        --           --            --   (112,816.61)     (112,817)
                              ------------ ----------  ---------- --------- ------------  ------------- ------------- -------------

BALANCE MARCH 31, 2004
(UNAUDITED)                    148,017,848 $  148,018  $  747,753 $  10,950 $         --  $    (70,982) $   (718,417) $    117,322
                              ============ ==========  ========== ========= ============  ============= ============= =============

                                          SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                                                       OXFORD VENTURES, INC.
                                                   (A DEVELOPMENT STAGE COMPANY)
                                                     STATEMENTS OF CASH FLOWS


                                                                                                                      CUMMULATIVE
                                                                                                                          FROM
                                                                                                                       SEPTEMBER 17,
                                                                                                                          1987
                                                                  YEAR ENDED                THREE MONTHS ENDED         (INCEPTION)
                                                                 DECEMBER 31,                    MARCH 31,                TO
                                                           -------------------------     -------------------------      MARCH 31,
                                                              2003           2002           2004           2003           2004
                                                           ----------     ----------     ----------     ----------     ----------
OPERATING ACTIVITIES:                                                                    (UNAUDITED)    (UNAUDITED)    (UNAUDITED)
      Net (loss) from operations                           $(475,326)     $ (22,348)     $(112,817)     $  (1,157)     $(718,417)
            Contributed capital                                1,100          1,200                           300         10,950
            Impairment loss provided by stock issuance                                                                       500
            Stock issued for services                                         7,000                                       40,287
            Stock issued for technology                      443,750                                                     443,750
      Adjustments to reconcile net (loss) to net cash
         used by operating activities:
            Changes in:
                   Trust funds                                   989         11,313
                   Prepaid expense                                                          (7,764)                       (7,764)
                   Deferred charge                           (12,228)                       12,228
                   Accounts payable                             (503)           503         34,193            (58)        34,193
                   Accrued payroll                             2,500          2,332         (5,000)           625
                                                           ----------     ----------     ----------     ----------     ----------

            Net Cash (Used) by Operating Activities          (39,717)            --        (79,161)          (290)      (196,501)
                                                           ----------     ----------     ----------     ----------     ----------

INVESTING ACTIVITIES:
      Loans receivable                                                                     (15,000)                      (15,000)
      Equipment                                                                            (10,368)                      (10,368)
      Increase in deposits                                   (10,600)            --       (125,100)                     (135,700)
                                                           ----------     ----------     ----------     ----------     ----------

            Net Cash (Used) by Financing Activities          (10,600)            --       (150,468)                     (161,068)
                                                           ----------     ----------     ----------     ----------     ----------

 FINANCING ACTIVITIES:
     Proceeds from subordinated convertible debentures                                                                    15,000
     Shareholder advances and loans                           14,356                        42,816            290         62,561
     Distributions in excess of legally stated capital       (70,982)                                                    (70,982)
     Proceeds from common stock,net                          107,815                       231,185                       396,234
                                                           ----------     ----------     ----------     ----------     ----------

            Net Cash From Financing Activities                51,189             --        274,001            290        402,813
                                                           ----------     ----------     ----------     ----------     ----------

NET INCREASE IN CASH                                             872             --         44,372             --         45,244

CASH, beginning of period                                         --             --            872             --
                                                           ----------     ----------     ----------     ----------     ----------

CASH, end of period                                        $     872      $      --      $  45,244      $      --      $  45,244
                                                           ==========     ==========     ==========     ==========     ==========

SUPPLEMENTAL SCHEDULE OF NONCASH
   INVESTING AND FINANCING ACTIVITIES:
            Stock issued for loan reductions                              $  15,000                                     $ 34,745
                                                                          ==========                                    =========
            Stock subscriptions                            $ 132,185
                                                           ==========

                                          SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                              OXFORD VENTURES, INC.
                          (a Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

HISTORY

Oxford Ventures, Inc. (the Company) formerly Casinos of The World, Inc., Clean Way Corporation, Trader Secrets, Com, and VOIP Technology, Inc. is in the development stage as defined in Financial Accounting Standards Board Statement No. 7. It is a Nevada corporation, formed on September 17, 1987. Since inception it has had no operations.

In December 2003, the Company acquired technology in process of development in the entertainment industry from several persons in exchange for a majority interest in the Company. The Company's year-end is December 31.

GOING CONCERN

The Company's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. It has sustained operating losses since inception, has a negative working capital and a marginal stockholders' equity. The Company's ability to continue in existence is dependent on its ability to develop additional sources of capital and/or achieve profitable operations. Management's plan is to development the technology recently acquired through additional private placements. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

INCOME TAXES

The Company uses the liability method of accounting for income taxes pursuant to Statement of Financial Accounting Standards Board Opinion No. 109. Under this method, deferred income taxes are recorded to reflect the tax consequences in future periods of temporary differences between the tax basis of assets and liabilities and their financial amounts at year-end.

For income tax purposes, the majority of expenses incurred through December 2, 2003, were deferred as start up costs as the Company did not commence its business activities until then. Such costs are amortizable over a 60-month period or permanently capitalized.

LOSS PER COMMON SHARE

Basic loss per common share has been calculated based upon the weighted average number of common shares outstanding during the period in accordance with the Statement of Financial Accounting Standards Statement No. 128, "Earnings per Share" after giving effect to all stock splits.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and

                              OXFORD VENTURES, INC.
                          (a Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates and assumptions.

RESEARCH AND DEVELOPMENT

Research and Development (R&D) costs incurred prior to the establishment of technological feasibility are charged to research and development expense as incurred, a separate component of operating expense. Technological feasibility is established upon completion of a working model, which is typically demonstrated after initial beta testing is completed. Software and hardware development costs incurred subsequent to the time a product's technological feasibility has been established, through the time the product is available for general release to customers, are capitalized if material. To date, no research and development costs were incurred subsequent to technological feasibility, therefore none have been capitalized as of December 31, 2003.

NOTE 2 - COMMITMENTS

Effective in January 2004, the Company entered into a 5 year lease of office and plant facilities in Mesa Arizona for the development and manufacture of the technology acquired in December 2003. Minimum lease rentals are $8,287.50 per month or $99,450 per year plus an annual adjustment of 3% per year beginning in the second year of the lease over the 5 year term of the lease, except for a 3 month period in early 2004 of the lease, wherein the rentals are 1/2 of the regular monthly rental. An option to renew is available for another 5 years at $9,800 per month. A rental deposit of $10,000 and the lease payment for January 2004 were paid in December 2003. No rent expense was recorded in 2003 or 2002 except for office overhead referred to in Note 2 above. The following are the minimum lease rentals for the calendar years ending December 31:

          2005        $102,434
          2006        $105,507
          2007        $108,672
          2008        $111,932
          2009        $115,290

NOTE 3 - RELATED PARTY TRANSACTIONS

SHAREHOLDER ADVANCES

Since inception, an attorney/shareholder of the Company received and disbursed on behalf of the Company, amounts as needed on a non-interest bearing and unsecured basis. A total of $4,356 was additionally advanced during 2003, bringing to $9,745, the total he was owed as of December 31, 2003.

ACCRUED LEGAL FEES

The Company accrued as of December 31, 2003, legal fees to an attorney/shareholder he had earned of $10,000 during 2003 in connection with the acquisition of the aforementioned entertainment technology on December 2, 2003, the related agreements and corporate documents, and the filing required by the Securities and Exchange Commission on Form 8-K.

                              OXFORD VENTURES, INC.
                          (a Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS


NOTE 4 - STOCKHOLDERS' EQUITY

ACQUISITION OF TECHNOLOGY

On December 2, 2003 the Company issued 115,375,000 shares of restricted common shares valued by the Board of Directors at approximately $.004 per share or $443,750, in connection with the acquisition of entertainment technology which was in the early stage of development. Accordingly, the entire purchase price was charged to R&D expense in accordance with FASB No. 2.

To enable the Company to pay for the costs and expenses in connection with this acquisition, it had arranged a private placement of 7,800,000 shares of its restricted common stock with an investment banker for $240,000, or approximately $.03 per share, of which $107, 815 was received as of December 31, 2003. The balance owing on the shares subscribed of $132,185 is a subscription receivable, classified as a reduction of stockholders' equity, and all of the underlying shares are treated as shares issued, but not outstanding as of that date.

Included in the total cash disbursed from the proceeds received from the investment banker was $70,982 classified in shareholders' equity as "Distributions in excess of legally stated capital", representing reimbursement for the technology costs incurred by or for them. Since the Company has written off the value of all of the restricted shares of common stock issued on December 2, 2003 as the total consideration paid for the technology, the additional cash paid to them or their assigns was not considered to be research and development costs incurred by the Company.

STOCK SPLIT

On December 19, 2003, the Board of Directors approved a 3.25 for 1 forward stock split.

CONTRIBUTED CAPITAL

Contributed capital since 1999 of $10,950 consists of management services of $6,250 and office expenses of $4,700 contributed by management, based on their respective fair values, of which $1,200 and $1,100 were contributed in the years 2003 and 2002, respectively, for office overhead.

NOTE 5 - INCOME TAXES

There was no current federal tax provision or benefit recorded for any period since inception, nor were there any recorded deferred income tax assets, as such amounts were completely offset by valuation allowances. The Company has net operating loss carryovers for income tax purposes of $503,239 as of December 31, 2003, which begin expiring in 2020, $ 34,138, 2021, $668, and 2023, $468,433.
The following is an analysis of deferred tax assets for as of December 31, 2002 and 2003.

                              OXFORD VENTURES, INC.
                          (a Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS


NOTE 5 - INCOME TAXES (CONTINUED)

                                                Deferred    Valuation
                                               Tax Assets   Allowance    Balance
                                               ----------   ---------    -------
   Deferred tax assets at December 31, 2002     $ 40,944    $ (40,944)  $    -0-
   Additions for 2003                            164,586     (164,586)       -0-
                                                --------    ----------  --------

   Deferred tax assets at December 31, 2003     $ 205,530   $(205,530)  $    -0-
                                                =========   ==========  ========

   The following is reconciliation from the expected statutory federal income tax rate to the Company's actual income tax rate for the years ended December 31:

                                                                2003       2002
                                                                ----       ----

   Expected income tax (benefit) at federal statutory tax rate   34%        34%
   Valuation allowance                                          (34)%      (34)%
                                                                ------     -----

   Actual income tax (benefit)                                    0%         0%
                                                                ======     =====

   In accordance with FASB #109, the valuation allowance was based on the results of operations as of December 31, 2003.


NOTE 6 - THE EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS

   Below is a listing of the most recent accounting standards and their effect on the Company.

   SFAS 148 ACCOUNTING FOR STOCK-BASED COMPENSATION-TRANSITION AND DISCLOSURE

   Amends FASB 123 to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation.

   SFAS 149 AMENDMENT OF STATEMENT 133 ON DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

   This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement NO. 133, Accounting for Derivative Instruments and Hedging Activities.

   SFAS 150 Financial Instruments with Characteristics of both Liabilities and EQUITY

   This Statement requires that such instruments be classified as liabilities in the balance sheet. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003.

                              OXFORD VENTURES, INC.
                          (a Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS


NOTE 6 - THE EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS (CONTINUED)

   INTERPRETATION NO. 46 (FIN 46)

   Effective January 31, 2003, The Financial Accounting Standards Board requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a continuing financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The Company has not invested in any such entities, and does not expect to do so in the foreseeable future.

   The adoption of these new Statements is not expected to have a material effect on the Company's financial position, results or operations, or cash flows.


NOTE 7 - SUBSEQUENT EVENTS

STOCKHODERS' EQUITY

On March 1, 2004, the Board of Directors approved a 4 for 1 forward stock split and an increase in the authorized shares to 400 million from 100 million. Accordingly, loss per share for 2003 and the comparative year 2002, and all references to shares issued in the Notes to financial statements herein give effect to the forward stock split on December 19, 2003 and this one, as if they both had occurred in 2003.

PENDING ACQUISITION AND FINANCING

The Company is planning to acquire the operating assets of a newly established sports bar and grill in the Phoenix area to be used as a test facility in connection with its entertainment technology under development. It is estimated the acquisition will cost approximately $400,000 and is being financed through additional equity capital raised by the Company subsequent to December 31, 2003.

DEBT AND EQUITY FINANCING

The Company received two private placements of common stock after December 31, 2003 totaling $100,000 at $.04 per share. In May 2004, the Company entered into an agreement which provides, among other things, that it is to be advanced $80,000 as part of bridge financing relating to a 5%, convertible security to be issued to an investment banking firm, totaling up to $500,000. Of that total, a disbursement of $225,000 is subject to the filing of a registration statement, and $150,000 is subject to the successful completion of a registration statement. In addition, the Company is to pay additional compensation of 5% of the gross proceeds of each advance.

For each $100,000 of the convertible security the investor exercises its right of redemption to, a warrant to purchase 50,000 shares of the Company's common

                              OXFORD VENTURES, INC.
                          (a Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS


NOTE 7 - SUBSEQUENT EVENTS (CONTINUED)

stock will be issued, which will have "piggy-back" registration rights for a period of two years from the closing date. The redemption price of the convertible is either a fixed price based on 120% of the volume weighted

DEBT AND EQUITY FINANCING

average price on the closing date or 80% of the lowest daily volume weighted average price of the common stock for the 5 trading days immediately preceding the conversion date. The exercise price of the warrants shall be at the fixed price as stated herein. All of the Company's assets will collateralize the convertible security on a first priority basis.

The investment banking firm is to commit to purchase up to 10 million dollars of common stock over the course of 24 months after an effective registration of the shares. The purchase price of the common stock is set at 100% of the market price.

The Company is to issue approximately 7,100,000 shares of restricted common stock upon closing, as additional consideration for the transaction which was completed on May 20, 2004.

------------------------------------     ---------------------------------------

You should rely only on the
information contained in this
prospectus. We have not authorized
anyone to provide you with
information different from the
information contained in this
prospectus. This document may only                 UP TO 251,982,152 SHARES
be used where it is legal to sell                          OF OUR
the securities. The information in                    OF COMMON STOCK
this document may only be accurate
on the date of this document.





       TABLE OF CONTENTS
                                     Page
                                     ----           OXFORD VENTURES, INC.

PROSPECTUS SUMMARY                    1
RISK FACTORS                          3
USE OF PROCEEDS                       9
SELLING STOCKHOLDERS                 10
PLAN OF DISTRIBUTION                 14
MARKET FOR COMMON EQUITY AND
  RELATED STOCKHOLDER MATTERS        16
MANAGEMENT'S DISCUSSION AND
  ANALYSIS OR PLAN OF OPERATION      17
DESCRIPTION OF BUSINESS              19               ________________
MANAGEMENT                           22
EXECUTIVE COMPENSATION               24                  PROSPECTUS
CERTAIN RELATIONSHIPS AND RELATED                     ________________
  TRANSACTIONS                       24
SECURITY OWNERSHIP OF CERTAIN
  BENEFICIAL OWNERS AND MANAGEMENT   25
DESCRIPTION OF SECURITIES            26
INDEMNIFICATION FOR SECURITIES ACT
  LIABILITIES                        28
LEGAL MATTERS                        28
EXPERTS                              28
AVAILABLE INFORMATION                28
FINANCIAL STATEMENTS                 29
                                                        June 9, 2004


------------------------------------     ---------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Our Articles of Incorporation authorize the Board of Directors, on behalf of us, and without shareholder action, to exercise all of our powers of indemnification to the maximum extent permitted under Chapter 78 of the Nevada Revised Statutes, as amended.

         The State of Nevada permits a corporation to indemnify such persons for reasonable expenses in defending against liability incurred in any legal proceeding if:

         (d)      The person conducted himself or herself in good faith;

         (e)      The person reasonably believed:

                  (1) In the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and

                  (2) In all other cases, that his or her conduct was at least not opposed to the corporation's best interests.

         (f) In the case of any criminal proceeding, the person had no reasonable cause to believe that his or her conduct was unlawful.

         The indemnification discussed herein is not exclusive of any other rights to which those indemnified may be entitled under the Articles of Incorporation, any Bylaws, agreement, vote of stockholders, or otherwise, and any procedure provided for by any of the foregoing, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of heirs, executors, and administrators of such a person.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

                      NATURE OF EXPENSE                              AMOUNT
                      -----------------                              ------
                      SEC Registration fee                     $  1,436.68
                      Accounting fees and expenses                5,000.00*
                      Legal fees and expenses                    45,000.00*
                                                               ------------
                                            TOTAL              $ 51,436.68*
                                                               ============
                      * Estimated

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

         The following sets forth information regarding all sales of our unregistered securities during the past three years.

         On November 15, 2000, we issued 500,000 shares of common stock to acquire a subsidiary company and 150,000 shares of common stock for services provided to our Company.

         On February 8, 2002, we issued 1,500,000 shares of common stock upon conversion of certain subordinated convertible debentures.

         On March 4, 2002, we issued 350,000 shares of common stock for services rendered.

         On October 31, 2003, we sold an aggregate of 600,000 shares of common stock for a purchase price of $.40 per share.

         On December 5, 2003, we issued an aggregate of 8,625,000 shares of common stock pursuant to an Asset Purchase Agreement dated December 2, 2003. We also paid a consulting fee of 250,000 restricted shares to one party who assisted us in finding and acquiring the assets purchased under the Asset Purchase Agreement.

         To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with Cornell Capital Partners on May 18, 2004 for the sale of $500,000 in convertible debentures. The debentures issued pursuant to the May 2004 Securities Purchase Agreement bear interest at 5%, mature three years from the date of issuance, and are convertible into our common stock, at the holder's option, at the lower of the following:

         o        $.0592; or
         o eighty percent (80%) of the lowest volume weighted average price of the common stock for the five (5) trading days immediately preceding the conversion date.

         The full principal amount of the convertible debentures is due upon default under the terms of convertible debentures. We are obligated to file a registration statement for the resale of the conversion shares issuable upon conversion of the debentures under the Securities Act of 1933, as amended, no later than thirty (30) days from May 18, 2004.

         On May 18, 2004, we entered into a Standby Equity Distribution Agreement with one investor. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to the investor shares of common stock for a total purchase price of up to $10,000,000. For each share of common stock purchased under the Standby Equity Distribution Agreement, the investor will pay 100% of the lowest volume weighted average price of the common stock during the five consecutive trading days immediately following the notice date. The investor, Cornell Capital Partners, L.P. is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. Cornell Capital Partners, L.P. will retain 5% of each advance under the Standby Equity Distribution Agreement. Cornell Capital Partners also received 6,896,552 shares of our common stock upon execution of the Standby Equity Distribution Agreement. In addition, we engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. For its services, Newbridge Securities Corporation received 202,840 shares of our common stock. We are obligated to prepare and file with the Securities and Exchange Commission a registration statement to register the resale of the shares issued under the Standby Equity Distribution Agreement prior to the first sale to the investor of our common stock.

         All of the above offerings and sales to Cornell Capital Partners, L.P. were deemed to be exempt under rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of ours or our executive officers, and transfer was restricted by us in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

         Except as expressly set forth above, the individuals and entities to whom we issued securities as indicated in this section of the registration statement are unaffiliated with us.

ITEM 27.  EXHIBITS.

         The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List mean Oxford Ventures, Inc., a Nevada corporation.

3.1 Articles of Incorporation of the Company, filed as Exhibit 3.1.1 to Form 10-SB, filed with the Securities and Exchange Commission on March 8, 2002 and incorporated herein by reference.

3.2 Certificate of Amendment to Articles of Incorporation of the Company, increasing the authorized capital stock to twenty-five million shares of common stock at $.001 par value per share and adding certain rights and powers to shareholders and directors, filed as Exhibit 3.1.2 to Form 10-SB, filed with the Securities and Exchange Commission on March 8, 2002 and incorporated herein by reference.

3.3 Certificate of Amendment to Articles of Incorporation of the Company, changing the name of the Company to Clean Way Corporation and increasing the authorized capital stock to one hundred million shares of common stock, filed as Exhibit 3.1.3 to Form 10-SB, filed with the Securities and Exchange Commission on March 8, 2002 and incorporated herein by reference.

3.4 Certificate of Amendment to Articles of Incorporation of the Company, changing the name of the Company to Trader Secrets.com, filed as
         Exhibit 3.1.4 to Form 10-SB, filed with the Securities and Exchange Commission on March 8, 2002 and incorporated herein by reference.

3.5 Certificate of Amendment to Articles of Incorporation of the Company, changing the name of the Company to VOIP Technology, Inc., filed as
         Exhibit 3.1.5 to Form 10-SB, filed with the Securities and Exchange Commission on March 8, 2002 and incorporated herein by reference.

3.6 Certificate of Amendment to Articles of Incorporation of the Company, changing the name of the Company to Oxford Ventures, Inc., filed as
         Exhibit 3.1.6 to Form 10-SB, filed with the Securities and Exchange Commission on March 8, 2002 and incorporated herein by reference.

3.7 By-Laws of the Company, filed as Exhibit 3.2 to Form 10-SB, filed with the Securities and Exchange Commission on March 8, 2002 and incorporated herein by reference.

4.1 Asset Purchase Agreement between Oxford Ventures, Inc., Daniel K. Leonard and Albert Plant, dated December 2, 2003, filed as Exhibit 10.1 to Form 8-K, filed with the Securities and Exchange Commission on December 16, 2003 and incorporated herein by reference.

4.2 Consulting Agreement between Oxford Ventures, Inc. and Ocean Way Investments, Ltd., dated December 2, 2003, filed as Exhibit 10.2 to Form 8-K, filed with the Securities and Exchange Commission on December 16, 2003 and incorporated herein by reference.

4.3 Securities Purchase Agreement, dated May 18, 2004, by and among Oxford Ventures, Inc. and Cornell Capital Partners, L.P.

4.4      Secured Convertible Debenture with Cornell Capital Partners, L.P.

4.5 Investor Registration Rights Agreement, dated May 18, 2004, by and among Oxford Ventures, Inc. and Cornell Capital Partners, L.P. in connection with the Securities Purchase Agreement.

4.6 Escrow Agreement, dated May 18, 2004, by and between Oxford Ventures, Inc. and Cornell Capital Partners, L.P. in connection with the Securities Purchase Agreement.

4.7 Security Agreement, dated May 18, 2004, entered into between Oxford Ventures, Inc. and Cornell Capital Partners, L.P. in connection with the Securities Purchase Agreement.

4.8 Irrevocable Transfer Agent Instructions, dated May 19, 2004, by and among Oxford Ventures, Inc., David Gonzalez, Continental Stock Transfer and Trust Company and Cornell Capital Partners, L.P.

4.9      Form of Common Stock Purchase Warrant.

4.10 Standby Equity Distribution Agreement, dated May 18, 2004, between Cornell Capital Partners, L.P. and Oxford Ventures, Inc.

4.11 Registration Rights Agreement, dated May 18, 2004, by and between Oxford Ventures, Inc. and Cornell Capital Partners, L.P. in connection with the Standby Equity Distribution Agreement.

4.12 Escrow Agreement, dated May 18, 2004, by and between Oxford Ventures, Inc. and Cornell Capital Partners, L.P. in connection with the Standby Equity Distribution Agreement.

4.13 Placement Agent Agreement, dated May 18, 2004, by and among Oxford Ventures, Inc., Newbridge Securities Corporation and Cornell Capital Partners, L.P.

5.1      Opinion and Consent of Sichenzia Ross Friedman Ference LLP.

10.1 Independent Contractor Agreement between Oxford Ventures, Inc. and Lugnuts Marketing, LLC.

10.2 Agreement and Certified Copy of Resolutions of the Board of Directors of Oxford Ventures, Inc., appointing Continental Stock and Transfer Company as co-transfer agent.

14.1 Code of Ethics and Business Conduct for Officers, Directors and Employees of the Company.

23.1     Consent of Braverman & Company, P.C.

23.2     Consent of legal counsel (see Exhibit 5.1).

ITEM 28.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

         (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

         (iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

(5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Mesa, State of Arizona on June 8, 2004.

                                                   OXFORD VENTURES, INC.


         Dated: June 8, 2004                       By:  /s/ Daniel K. Leonard
                                                        ------------------------
                                                   Daniel K. Leonard
                                                   President, CEO and CFO


         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

 Signature                       Title                              Date
 ---------                       -----                              ----

  /s/ Daniel K. Leonard          President, CEO and CFO             June 8, 2004
 -----------------------------
 Daniel K. Leonard

  /s/ Albert B. Plant            Vice President Operations,         June 8, 2004
 -----------------------------   Secretary and Treasurer
 Albert B. Plant

  /s/ Patrick Baumgart           Vice President Development         June 8, 2004
 -----------------------------
 Patrick Baumgart

  /s/ Victor G. Shaefer          Marketing Director                 June 8, 2004
 -----------------------------
 Victor G. Shaefer

  /s/ John Paul PlesKovitch      Director                           June 8, 2004
 -----------------------------
 John Paul PlesKovitch

  /s/ Dennis Blackman            Director                           June 8, 2004
 -----------------------------
 Dennis Blackman

  /s/ Roy G. Breeling            Chairman of the Board              June 8, 2004
 -----------------------------
 Roy G. Breeling